Exhibit 10.1

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE OPTION AND LICENSE AGREEMENT

This Exclusive Option and License Agreement (this “Agreement”) is made as of January 3, 2020 (the “Effective Date”), by and between Leap Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Leap”), having a place of business at 47 Thorndike Street, Suite B1-1, Cambridge, MA 02141 USA, and BeiGene, Ltd., a Cayman Island exempted company incorporated with limited liability (“BeiGene”), having a place of business at c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Leap and BeiGene are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.           Leap is a biopharmaceutical company that is developing a proprietary antibody known as DKN-01 for the treatment of cancer and controls certain patents and know-how relating to DKN-01;

B.            BeiGene is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products; and

C.            BeiGene wishes to obtain from Leap an exclusive option to an exclusive license to develop and commercialize DKN-01 in the Field in the Territory, and Leap is willing to grant such a license to BeiGene, all in accordance with the terms and conditions set forth herein.

Now Therefore, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

Article 1
DEFINITIONS & INTERPRETATION

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1          “Acquiring Entity” means a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains.

1.2          “Active Ingredient” means [***].1

1.3          “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

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1.4          “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.

1.5          [***].2

1.6          “BeiGene Inventions” means all Inventions that are owned solely by BeiGene pursuant to Section 14.1(a).

1.7          “BeiGene IP” means all Patent Rights and Know-How that (i) are Controlled by BeiGene or its Affiliates as of the Effective Date or (ii) thereafter come into BeiGene’s or its Affiliates’ Control independent of this Agreement, and in each case, that are generated, used or applied by or on behalf of BeiGene or its Affiliates or sublicensees in the Development, manufacture or Commercialization of Licensed Products.

1.8          “BeiGene Patent Rights” means all Patent Rights in the BeiGene IP.

1.9          “Biosimilar Product” means, with respect to a Licensed Product in a particular country in the Territory, any pharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a pharmaceutical product, including any and all required pricing and reimbursement approvals; (b) is marketed or sold in the Field by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Leap or BeiGene or any of their respective Affiliates, licensees or sublicensees with respect to such Licensed Product; and (c) is approved as (i) a “biosimilar” or “bioequivalent” (in the United States) of such Licensed Product, (ii) a “similar biological medicinal product” (in the EU) with respect to which such Licensed Product is the “reference medicinal product”, or (iii) if not in the US or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” or “bioequivalent” of such Licensed Product; in each case for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law) and where such regulatory approval was based in significant part upon Clinical Data generated by Leap, BeiGene or their respective Affiliates or sublicensees with respect to such Licensed Product. For purposes of clarity, such a pharmaceutical product will be deemed to be Biosimilar Product for purposes of this definition if a Licensed Product is used as the reference product in the application or submission made with respect to such pharmaceutical product under Applicable Laws.

1.10        “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in Boston, Massachusetts or Beijing, China are authorized or required by Applicable Laws to remain closed.

1.11        “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

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1.12        “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.13        “cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization's Q7 guidelines, and (d) the Applicable Laws in any relevant country or region corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

1.14        “Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated in any Clinical Trial conducted by or on behalf of a Party.

1.15        “Clinical Trial” means any human clinical trial of a Licensed Product in the Field.

1.16        “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of any Licensed Product, including (a) marketing, promoting, advertising, exhibiting, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting a Licensed Product in the Field in the Territory (including importing and exporting activities in connection therewith); (b) order processing, handling of returns and recalls, booking of sales and transporting such Licensed Product for commercial sale; (c) the conduct of any post-approval Clinical Trials involving such Licensed Product; (d) interacting with Regulatory Authorities regarding the above; and (e) seeking and obtaining pricing approvals and reimbursement approvals (as applicable) for that Licensed Product in the Territory. For clarity, Commercialization does not include manufacture.

1.17        “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by such Party for the development and commercialization of a pharmaceutical product [***], taking into account all relevant factors, including but not limited to, [***], [***], [***], associated with the development and commercialization of such Licensed Product.3

1.18        “Confidential Information” of a Party (a “Disclosing Party”) means, subject to Section 10.2, all Know-How, which is generated by or on behalf of such Disclosing Party under this Agreement and/or any other technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information that is disclosed by a Disclosing Party or its Affiliates to the other Party or its Affiliates (a “Receiving Party”) pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) or which such Disclosing Party or any of its Affiliates or contractors has provided or otherwise made available to the Receiving Party or any of its Affiliates or contractors, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder. For purposes of clarity, unless excluded pursuant to Section 10.2, (i) all Clinical Data and results generated in any Clinical Trial conducted pursuant to the Global Development Plan, shall be deemed Confidential Information of Leap, subject to the rights of BeiGene to use and reference such Clinical Data, without additional consideration, in accordance with Section 5.9; (ii) all Inventions shall be deemed the Confidential Information of the owning Party as set forth in Section 14.1(a); (iii) any scientific, technical, manufacturing or financial information, including (except as set forth in (i) above) Clinical Data and information disclosed through an audit report, Commercialization report, Development report or other report, shall constitute Confidential Information of the Disclosing Party; (iv) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party; and (v) the existence and terms of this Agreement shall be deemed Confidential Information of both of the Parties.

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1.19        “Control” or “Controlled” means with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party has the power (whether by ownership, license, or otherwise other than pursuant to this Agreement) to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party. Notwithstanding the foregoing, a Party will not be deemed to “Control” any material, Know-How, or intellectual property right (including Patent Rights) that, (i) prior to the consummation of the merger, consolidation or transfer making such Third Party an Acquiring Entity of such Party, is owned or in-licensed by (A) a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such acquisition transaction or (B) any Person that is an Affiliate of such Third Party prior to the consummation of such acquisition transaction or (ii) that any Acquiring Entity or any of its Affiliates subsequently develops without accessing or practicing the Licensed IP or BeiGene IP unless (a) prior to the consummation of such acquisition transaction, such acquired Party or any of its Affiliates also Controlled such Patent Right or Know-How, or (b) the Know-How or Patent Rights owned or in-licensed by the applicable Third Party or any of its Affiliates were not used in the performance of activities under this Agreement prior to the consummation of such acquisition transaction, but after the consummation of such acquisition transaction, such acquired Party or any of its Affiliates uses any such Patent Rights or Know-How in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Patent Rights or Know-How will be “Controlled” by such Party for purposes of this Agreement.

1.20        “Cover” means, with respect to a Licensed Product in a particular country that the manufacture, use, sale or importation of such Licensed Product, as applicable, in such country would, but for the licenses granted herein, infringe a Valid Claim.  Cognates of the word “Cover” shall have correlative meanings.

1.21        “Develop” or “Development” or “Developing” means all development activities for any Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product and to support appropriate usage for such Licensed Product in the Field, including: (a) all research, non-clinical, preclinical and clinical activities, testing and studies of such Licensed Product; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies of such Licensed Product; (b) distribution of such Licensed Product for use in Clinical Trials (including placebos and comparators); (c) statistical analyses; (d)  the preparation, filing and prosecution of any NDA for such Licensed Product in the Territory, with respect to Development activities conducted under the Territory Development Plan, and the preparation, filing and prosecution of any Biological License Application or New Drug Application (each as defined by the FDA) outside the Territory, with respect to Development activities conducted under the Global Development Plan; (e) all development activities directed to label expansion (including prescribing information) or obtaining Regulatory Approval for one or more additional Indications following initial Regulatory Approval; (f) all development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; (g) any pharmacoeconomic studies relating to the Indication for which the applicable Licensed Product is being developed; (h) any investigator- or institution-sponsored studies; and (i) all regulatory activities related to any of the foregoing. For clarity, Development does not include manufacture.

1.22        “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.23        “Field” means the diagnosis, treatment, palliation or prevention of all indications, diseases and disorders in animals and humans.

1.24        “First Commercial Sale” means, with respect to any Licensed Product in any country or jurisdiction in the Territory, the first sale of such Licensed Product by BeiGene, its Affiliates, or sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approvals, as applicable, have been obtained for such Licensed Product in such country or jurisdiction; provided, that, the following shall not constitute a First Commercial Sale of a Licensed Product: (a) any sale to an Affiliate or sublicensee for purposes of resale, (b) any use of a Licensed Product in Clinical Trials, pre-clinical studies or other research or Development activities, or (c) [***].4

1.25        “GAAP” means United States generally accepted accounting principles, consistently applied.

1.26        “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.27        “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

1.28        “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

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1.29        “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For the avoidance of doubt, [***] for purposes of this Agreement.5

1.30        “Invention” means any new and useful process, manufacture, or composition of matter, Know-How or other invention that is conceived and first reduced to practice, constructively or actually, by or on behalf of either Party or jointly by or on behalf of the Parties in connection with the Development, manufacture and/or Commercialization of Licensed Antibody(ies) and Licensed Products under this Agreement.

1.31        “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and physical substances.

1.32        “Leap Inventions” means all Inventions that are owned solely by Leap pursuant to Section 14.1(a).

1.33        “Licensed IP” means, collectively, Licensed Know-How and Licensed Patent Rights.

1.34        “Licensed Know-How” means all Know-How Controlled by Leap or any of its Affiliates as of the Effective Date or during the Term of this Agreement that is necessary or useful for BeiGene to Develop, Commercialize, use, import, export, sell, offer for sale, and have sold the Licensed Antibody(ies) and/or any Licensed Products in the Field in the Territory.

1.35        “Licensed Patent Rights” means all Patent Rights Controlled by Leap or its Affiliates as of the Effective Date or during the Term of this Agreement that (a) contain one or more claims that cover the composition, manufacture and/or use of the Licensed Antibody(ies) in the Field in the Territory and/or (b) are necessary or useful for BeiGene to research, Develop, Commercialize, use, import, export, make, have made, manufacture, use, sell, offer for sale, promote, market, distribute, import and export, and have sold the Licensed Antibody(ies) and/or any Licensed Products in the Field in the Territory.

1.36        “Licensed Antibody” means any proprietary antibody(ies) of Leap that bind to DKK1, including DKN-01 and any derivatives, fragments or conjugates thereof.

1.37        “Licensed Product” means any pharmaceutical, formulation or dosage form that contains the Licensed Antibody(ies), whether as its sole Active Ingredient or in combination with one or more other Active Ingredients, in final finished form.

1.38        “Manufacturing Cost” means, with respect to any Licensed Product supplied by or on behalf of Leap to BeiGene hereunder

(a)          if such Licensed Product (or any precursor or intermediate thereof) is manufactured by a Third Party manufacturer, (i) the [***] costs of such supply of such Licensed Product (or precursor or intermediate) incurred by Leap or its Affiliate, to the extent specifically identifiable to the supply of such Licensed Product as determined in accordance with GAAP (including, but not limited to, [***], the [***] of such Licensed Product (including applicable [***]));6 or

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(b)         if such Licensed Product (or any precursor or intermediate thereof, including [***] and [***] used in the production of the foregoing) is manufactured (in the case of [***], generated or otherwise procured) by Leap or its Affiliate, the actual, fully burdened documented and verifiable direct and indirect costs and expenses incurred and recorded in manufacturing such Licensed Product consisting solely of (i) the cost of [***], (ii) the reasonable allocation of [***], to such manufacturing operation (including the allocable costs of [***], if applicable, but excluding [***]; (iii) [***] (including [***] but excluding any allocation for [***]); (iv) [***]; (v) [***]; (vi) amounts (without markup) that are paid to a Third Party, in connection with the manufacture of such Licensed Product or any component thereof; and (vii) [***] or [***] and paid (excluding [***]), in each case ((i) through (vii)), to the extent allocable to the manufacture of such Licensed Product as determined in accordance with GAAP.7

1.39        “NDA” means a New Drug Application (as defined by the NMPA), or any successor application for Regulatory Approval having substantially the same function, or its foreign equivalent for approval to market or sell a pharmaceutical product in the Territory.

1.40        “Multi-Regional Clinical Study” means a global Clinical Trial of the Licensed Product which will include Clinical Trial sites in the [***] and may also include Clinical Trial sites in other countries in the Territory.8

1.41        “Net Sales” means the gross amount invoiced by BeiGene, its Affiliates or sublicensees for sales or other transfers of Licensed Product less the following deductions:

(a)      [***];9

(b)      [***], adjustments arising from [***];10

(c)      [***];11

(d)      [***] to the extent relating to the Licensed Product;12

(e)      [***] allowed or paid for [***];13 and

(f)       [***], in each case to the extent not reimbursed.14

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with applicable accounting requirements on a basis consistent with BeiGene’s audited consolidated financial statements. In the case of any other sale [***], such as [***], other than [***], Net Sales shall be calculated as above [***], defined as [***].15

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9 Competitive Information – Financial Provisions.

10 Competitive Information – Financial Provisions.

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13 Competitive Information – Financial Provisions.

14 Competitive Information – Financial Provisions.

For purposes of this Agreement, a “sale” or “transfer” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Licensed Product at no charge (i) for academic research, preclinical, clinical, or regulatory purposes (including the use of a Licensed Product in Clinical Trials), (ii) [***] or (iii) [***].16

In the event a Licensed Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is [***] of the Licensed Product when sold separately in finished form and B is [***]of the other Active Ingredient(s) included in the Combination Product when sold separately in finished form, in each case during [***]. In the event that such [***] cannot be determined for both the Licensed Product and all other Active Ingredient(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other Active Ingredient(s) included in the Combination Product. In such event, the Parties shall negotiate in good faith to determine of the respective fair market values of the Licensed Product and all other Active Ingredient(s) included in the Combination Product based on the relative value contributed by each component. “Combination Product” means a Licensed Product comprising the Licensed Antibody in combination with at least one other active pharmaceutical ingredient, that is either co-formulated or separately formulated and packaged together, and/or sold together (including as a single unit) for a single price.17

1.42       “NMPA” means the National Medical Products Administration of China, and local counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.

1.43       “Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Rights, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding whether to abandon, extend or maintain Patent Rights, (d) listing in regulatory publications (as applicable), and (e) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to such patent or patent application as a counterclaim in an infringement proceeding with respect to the particular patent or patent application, and any appeals therefrom. For purposes of clarity, “Patent Prosecution” will not include any other enforcement actions taken with respect to a patent or patent application.

1.44       “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

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1.45       “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.46       “Phase 3 Registrational Clinical Trial” means a controlled or uncontrolled human Clinical Trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 3 clinical trial,” that is intended (as of the time the Clinical Trial is initiated) to obtain sufficient data and results to support the filing of an application for Regulatory Approval (but may not include the data that may be necessary to support the pricing and/or reimbursement approvals). A Phase 3 Registrational Clinical Trial includes any Clinical Trial that satisfies at least one of the following criteria:

(a)       It would, based on interactions with a Regulatory Authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations;

(b)       It is designed in a manner to allow for the addition of patients such that it could satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations, provided that such Clinical Trial would only be deemed a Phase 3 Registrational Clinical Trial upon dosing the first patient among such additional patients; or

(c)       It is otherwise intended, at the time of initiation, to support (either alone or together with another Phase 3 Registrational Clinical Trial) an application for marketing approval of a new product (or an indication or intended use for an already approved product).

1.47        “Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including Licensed Product) in any country. For clarity, to the extent necessary to initiate marketing and selling of a product in a particular country, Regulatory Approval shall include pricing or reimbursement approval.

1.48        “Regulatory Authority” means any applicable Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, research, non-clinical testing, clinical testing or sale of a pharmaceutical product (including any Licensed Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.49        “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority with respect to a Licensed Product, other than an issued and unexpired Patent Right, including any new chemical entity exclusivity, pediatric exclusivity or orphan drug exclusivity which grant an exclusive commercialization period during which BeiGene, its Affiliates or sublicensees have the exclusive right to market and sell such Licensed Product in such country.

1.50        “Regulatory Submissions” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.51       “Territory” means Asia (excluding Japan), Australia and New Zealand. “Asia” means [***].18

1.52       “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.53       “Third Party In-License Agreement” means the License Agreement between Leap and Eli Lilly and Company, dated as of January 3, 2011, as amended.

1.54       “United States” or “US” means the United States of America and its territories and possessions.

1.55       “USD” means United States dollars.

1.56       “Valid Claim” means a claim of (a) an issued and unexpired patent or (b) a pending patent application, which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to being invalid or unenforceable through reissue, reexamination or disclaimer or otherwise; provided, that, if a pending patent application has been pending for at least [***] from the date of filing of the initial priority application, then such corresponding claim in such pending patent application will not be deemed to be a Valid Claim unless and until it subsequently issues.19

1.57       Additional Definitions. The following table identifies the location of definitions set forth in various Sections of this Agreement:

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Definition	Section
Accounting Firm	9.10(b)(i)
Agreement	Preamble
Agreement Payments	9.11(a)
Alliance Manager	3.1
Anti-Corruption Laws	12.7(a)(i)
BeiGene	Preamble
BeiGene Drug	5.1(a)
BeiGene Drug Inventions	14.1(a)
BeiGene Inventions	14.1(a)
BeiGene Indemnitees	13.2
BeiGene Publication	11.1(b)
Breach Notification	15.2(b)(i)
Claims	13.1
Clinical Supply Agreement	7.3(a)
CMO	7.2
Commercialization Milestone Event	9.3
Commercialization Milestone Payment	9.3
Confidentiality Agreement	16.13
Continuing Technology Transfer	4.1
Development Milestone Event	9.2
Development Milestone Payment	9.2
Disclosing Party	1.18
Dispute	16.5(a)
Effective Date	Preamble
Existing Regulatory Materials	12.2(o)
Excluded Claim	16.5(e)
Executive Officers	3.2(f)
Global Development Plan	5.3(a)
ICC	16.5(a)
ICH Guidelines	1.32
Indemnified Party	13.3
Indemnifying Party	13.3
Initial Technology Transfer	4.1
Joint Patent Rights	14.1(c)
JCC	3.2(g)
JDC	3.2(a)
Leap	Preamble
Leap Inventions	14.1(a)
Leap Indemnitee(s)	13.1
Leap Manufacturing IP	7.2
Leap Publication	11.1(c)
License	2.2
Losses	13.1
Manufacturing Technology Transfer	7.2
Manufacturing Technology Transfer Plan	7.2
Notice of Dispute	16.5(a)
Option	2.1
Option Exercise Fee	5.1
Party/Parties	Preamble
POC Data Package	5.1
Product Infringement	14.3(a)
Product Marks	14.7
Public Official	12.7(d)
Publication	11.1(c)
Receiving Party	1.19
Review Period	11.1(b)
Royalty Term	9.5(b)
Rules	16.5(a)
Pharmacovigilance Agreement	6.4
SEC	11.4(c)
Securities Regulators	11.4(c)
Seller	1.40
Taxes	9.11(a)
Technology Transfer	4.1
Term	15.1
Territory Development Plan	5.4
Upfront Payment	9.1

1.58        Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e)  the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.

Article 2
OPTION AND LICENSE

2.1          Option Grant to BeiGene. Subject to the terms and conditions of this Agreement, Leap hereby grants to BeiGene an exclusive option (the “Option”) to an exclusive license under the Licensed IP, to research, develop, use, import, export, make, have made, manufacture, use, offer for sale, promote, market, distribute, and sell the Licensed Antibody(ies) and/or Licensed Products in the Field in the Territory as set forth in Section 2.2. BeiGene may exercise the Option at its sole discretion by written notice to Leap at any time within [***] after Leap delivers to BeiGene the complete POC Data Package (the “Option Period”). For avoidance of doubt, BeiGene may elect to exercise the Option at its sole discretion at any time prior to delivery of the complete POC Data Package.

2.2          License Grants to BeiGene. Subject to the terms and conditions of this Agreement, upon exercise of the Option and payment of the Option Exercise Fee, Leap hereby grants to BeiGene an exclusive (subject to Leap’s retained rights in Section 2.3), royalty-bearing license, with the right to grant sublicenses, under the Licensed IP, to research, develop, use, import, export, make, have made, manufacture, use, offer for sale, promote, market, distribute, and sell the Licensed Antibody(ies) and/or Licensed Products in the Field in the Territory (the “License”).

2.3          Right to Sublicense.

(a)         Subject to the terms and conditions of this Agreement, BeiGene shall have the right to grant sublicenses under the License through multiple tiers: (i) to its Affiliates, provided that such sublicense shall automatically terminate if such sublicensee ceases to be an Affiliate of BeiGene; and (ii) subject to Section 5.10, to contract research organizations, distributors and other Third Party subcontractors for the sole purpose of performing BeiGene’s obligations hereunder, on BeiGene’s behalf with respect to the research, Development, (subject to Article 7) manufacture and Commercialization of Licensed Products in the Field in the Territory, in each case as is set forth in the Global Development Plan or Territory Development Plan; (iii) to any other Third Party with respect to the Development, manufacture and/or Commercialization of Licensed Products in the Field in the Territory, subject to Leap’s prior written consent, not to be unreasonably withheld, conditioned or delayed; and (iv) to contract manufacturers of Licensed Product solely in accordance with Article 7 below. For purposes of clarity, BeiGene shall have the right, in connection with the grant of a sublicense to any Third Party pursuant to this Section 2.2(a)(ii), (iii) or (iv), to transfer to such Third Party such quantities of the Licensed Antibody as is reasonably necessary for such Third Party to conduct Development, manufacture and/or Commercialization activities in accordance with the sublicense grant.

(b)         Each sublicense shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and BeiGene shall ensure that all of its direct or indirect sublicensees comply with the terms and conditions of this Agreement. BeiGene shall include, or cause to be included, in each sublicense agreement an obligation of the applicable subcontractor or sublicensee to cease all activities with respect to Licensed Products if BeiGene terminates such sublicense agreement. BeiGene will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any of its Affiliates or sublicensees. In the event of any material breach by any such subcontractor or sublicensee of any sublicense granted pursuant to Section 2.3(a) that would be a material breach of this Agreement by BeiGene, BeiGene shall [***]. BeiGene shall provide, or cause to be provided, to Leap a true and complete copy of each sublicense [***], subject to the right of BeiGene or the applicable sublicensor to redact any confidential or proprietary information contained therein that is not necessary for Leap to determine compliance with this Agreement, and if such agreement is not in English, a certified translation into English thereof within [***] after the execution of such sublicense agreement.20

2.4          Leap Retained Rights. Notwithstanding the exclusive nature of the License, Leap expressly retains the rights to use the Licensed IP in the Field in the Territory in order to (a) perform its obligations under this Agreement (b) to conduct research and Development activities that are assigned to Leap under the Global Development Plan and (c) to conduct research, Development, manufacturing, regulatory activities and otherwise to the extent permitted by this Agreement solely to support research, Development, manufacturing, regulatory activities or Commercialization outside of the Territory or outside of the Field. For clarity, Leap retains the exclusive right to practice, license and otherwise exploit the Licensed IP outside the scope of the License.21

20 Competitive Information – Commercially Sensitive Terms.

21 Competitive Information – Commercially Sensitive Terms.

2.5          License Grants to Leap. Subject to the terms and conditions of this Agreement, BeiGene hereby grants to Leap:

(a)       a non-exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license under the BeiGene Inventions and BeiGene IP solely to Develop, make, have made and Commercialize Licensed Products outside the Territory;

(b)       a non-exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license under the BeiGene IP and BeiGene Inventions to Develop, make, have made and Commercialize Licensed Products in the Territory solely as necessary for Leap to perform its obligations under this Agreement and to conduct research and Development activities under the Global Development Plan and in any event solely to support Development and Commercialization of the Licensed Product outside the Territory.

2.6           No Implied Licenses; Negative Covenants. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, Patent Rights or patent applications of the other Party. BeiGene shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Licensed IP outside the scope of the License.

2.7           Non-Competition.

(a)     During the Term, BeiGene shall [***].22

(b)     During the Term, Leap shall [***].23

Article 3
GOVERNANCE

3.1           Alliance Managers. Each Party shall appoint an individual, who is an employee of such Party, to act as its alliance manager under this Agreement [***] after the Effective Date (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, provided that all communications between the Parties shall be in English; (c) facilitate the prompt resolution of any disputes; and (d) attend JDC and JCC meetings. An Alliance Manager may also bring any matter to the attention of the JDC or JCC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.24

3.2          Joint Development Committee.

(a)         Formation. No later than [***] following the Effective Date, the Parties shall establish a joint development committee (the “JDC”) to monitor and coordinate the Development and manufacture of Licensed Products in the Field in the Territory and outside of the Territory. The JDC will be composed of an equal number of representatives from each Party and a minimum of [***] representatives of each Party. Each representative to the JDC shall be an employee of the applicable Party, unless otherwise agreed by both Parties.25

22 Competitive Information – Exclusivity and Technical Information.

23 Competitive Information – Exclusivity and Technical Information.

24 Competitive Information – Commercially Sensitive Terms.

(b)         Role. The JDC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss Leap's performance of Development activities under the Initial Development Plan and results and data included in the POC Data Package; (iii) review and discuss the overall strategy for the Development and manufacture of Licensed Products in the Field in the Territory; (iv) review and discuss the overall strategy for Development and manufacture of Licensed Products outside of the Territory; (v) review and discuss the progress of the Regulatory Approvals and Regulatory Submissions for Licensed Products in the Territory, including discussing relevant CMC information; (vi) review, discuss and approve the Manufacturing Technology Transfer Plan in accordance with Section 7.2; (vii) establish and oversee the JCC; (vii) to review, coordinate and approve supply of Licensed Product in accordance with Article 7; (ix) determine whether and when to develop companion or complementary diagnostic products to be used in connection with Licensed Products; (x) provide a forum for discussion of summaries of Clinical Trial activities by Leap and its Affiliates for the Licensed Product [***]; and (xi) perform such other functions as expressly set forth in this Agreement or allocated to the JDC by the Parties’ written agreement.26

(c)         Limitation of Authority. The JDC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(d)         Meetings. The JDC shall hold meetings at such times as it elects to do so, but shall meet no less frequently than [***] per Calendar Year until Regulatory Approval of the Licensed Product in the Territory, and thereafter, upon mutual agreement of the Parties, but no more than [***] per Calendar Year. The first JDC meeting shall be within [***] of the Effective Date. In addition, special meetings of the JDC may be convened by either Alliance Manager upon not less than [***] (or, if such meeting is proposed to be conducted by teleconference, [***]) written notice to the other Alliance Manager. The JDC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communication method; provided that at least [***] each Calendar Year, such meetings will be conducted in person at locations selected alternatively by Leap and BeiGene or such other location as the Parties may agree. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective JDC representatives. The Alliance Managers shall jointly prepare and circulate minutes for each JDC meeting within [***] of each such meeting and shall ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter. Communications between the Parties pursuant to the JDC meetings shall be in English.27

(e)         Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JDC or JCC (in a non-voting capacity) in the event that the planned agenda for such JDC or JCC meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party, shall obtain approval from such other Party for such Third Party to attend, and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

25 Competitive Information – Commercially Sensitive Terms.

26 Competitive Information – Commercially Sensitive Terms.

27 Competitive Information – Commercially Sensitive Terms.

(f)          Decision-Making. All decisions of the JDC shall be made by consensus, with each Party’s representatives having, collectively, one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the JDC cannot reach consensus as to such matter within [***] after such matter was brought to the JDC for resolution, such matter shall be referred to the Chief Executive Officer of Leap (or an executive officer of Leap designated by the Chief Executive Officer of Leap who has the power and authority to resolve such matter) and the Chief Executive Officer of BeiGene (or an executive officer of BeiGene designated by the Chief Executive Officer of BeiGene who has the power and authority to resolve such matter) (collectively, the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then:28

 (i)     Subject to Section 3.2(f)(ii), BeiGene shall have the final decision-making authority for matters within the scope of the JDC’s decision-making authority with respect to (1) any [***] for Licensed Products in the Field in the Territory, (2) all [***] with respect to Licensed Products, including [***], in the Field in the Territory; and (3) all [***] activities leading up to and including the [***] and any [***], as applicable, for Licensed Products in the Field from [***] in the Territory; provided that: BeiGene shall not exercise its final decision-making authority in a manner that would reasonably be expected to [***].29

 (ii)     Leap shall have the final decision-making authority for matters within the scope of the JDC’s decision-making authority with respect to any Development, manufacture or Commercialization activities in the Territory that would reasonably be expected to (y) result in a [***] related to a Licensed Product outside the Territory or outside the Field or (z) otherwise [***]; provided, that, Leap shall not exercise its final decision-making authority in a manner that would: (A) [***] under this Agreement, including (i) any of BeiGene’s obligations or expenses [***] agreed between the Parties and/or (ii) any [***] involving a Licensed Product (including a Multi-Regional Clinical Trial), in any case; or (B) [***], without BeiGene’s written consent, which will not be unreasonably withheld, delayed or conditioned.30

(g)         Joint Commercialization Committee. Not later than [***] prior to the anticipated date of the filing of the first application for Regulatory Approval for a Licensed Product in the Territory, the Parties shall establish a joint commercialization committee (the “JCC”) to review, discuss, coordinate and share information regarding (1) the progress of the Commercialization of Licensed Products in the Territory; and (2) commercial issues relevant to the Commercialization of Licensed Products in the Territory and Leap’s commercialization of Licensed Products in other territories outside of the Territory and global harmonization of such activities. The JCC [***], unless otherwise agreed by the Parties. The JCC and its activities shall be subject to the oversight of, and shall report to, the JDC and the JDC shall resolve all disputes that arise within the JCC within [***] after any such matter is brought to the JDC for resolution. In no event shall the authority of the JCC exceed the authority of the JDC. Each Party shall be responsible for all of its own expenses of participating in the JCC.31

(h)         Discontinuation of Committees. The JDC shall continue to exist until the Parties mutually agree to disband the JDC. Once the JDC is disbanded, the JDC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement and decisions of the JDC shall be decisions between the Parties, subject to the other terms and conditions of this Agreement. The JCC shall disband upon the disbandment of the JDC or earlier, as determined by the JDC.

28 Competitive Information – Commercially Sensitive Terms.

29 Competitive Information – Commercially Sensitive Terms and Exclusivity Information.

30 Competitive Information – Commercially Sensitive Terms and Exclusivity Information.

31 Competitive Information – Commercially Sensitive Terms.

Article 4
TECHNOLOGY TRANSFER

4.1           Technology Transfer. Within [***] after the Effective Date, Leap will provide and transfer to BeiGene, [***], the Licensed Know-How that exists on the Effective Date and was not previously provided to BeiGene by providing copies or samples of relevant documentation, materials and other embodiments of such Licensed Know-How, including data within reports, and electronic files, that exists on the Effective Date (the “Initial Technology Transfer”). Thereafter, during the Term, Leap shall (a) at each meeting of the JDC (and, in any event, on [***] if any JDC meeting is not held in a particular [***]), provide BeiGene with a summary of additional Licensed Know-How, if any, developed since the last meeting of the JDC, (b) transfer any such Licensed Know-How to BeiGene promptly following BeiGene’s reasonable request, and (c) provide BeiGene with reasonable access to Leap personnel involved in the research and Development of Licensed Products, either in-person at Leap’s facility or by teleconference (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”). For the avoidance of doubt, Leap’s personnel shall not be obligated to travel to BeiGene’s facilities, and Leap’s transfer obligations under this Section 4.1 shall apply solely to the extent the Licensed Know-How is reasonably necessary to support BeiGene’s Development and Commercialization of the Licensed Product in the Field in the Territory in accordance with this Agreement. Notwithstanding the foregoing, Leap’s technology transfer obligations hereunder shall not include the obligation to transfer [***], except as set forth in [***] or unless otherwise mutually agreed by the Parties in writing.32

4.2          Updates by BeiGene. During the Term, BeiGene shall (a) at each meeting of the JDC (and, in any event, on [***] if any JDC meeting is not held in a particular [***]), provide Leap with a summary of any BeiGene Inventions and Know-How within the BeiGene IP, if any, developed since the last meeting of the JDC, (b) transfer any such BeiGene Inventions and Know-How to Leap promptly following Leap’s reasonable request, and (c) provide Leap with reasonable access to BeiGene personnel involved in the research and Development of Licensed Products, either in-person at BeiGene’s facility or by teleconference. For the avoidance of doubt, BeiGene’s personnel shall not be obligated to travel to Leap’s facilities, and BeiGene’s transfer obligations under this Section 4.2 shall apply solely to the extent the BeiGene Inventions and Know-How within the BeiGene IP is reasonably necessary to support Leap’s Development and Commercialization of the Licensed Product outside of the Territory.33

Article 5
DEVELOPMENT PROGRAM

5.1           Initial Development Responsibility.

(a)     [***], Leap shall be responsible for the Development of the Licensed Products in the Field [***]. Leap shall Develop Licensed Products in the Field in accordance with a written development plan and timeline attached to this Agreement as Exhibit A (the “Initial Development Plan”). Leap will not perform any activities under the Initial Development Plan in the BeiGene Territory. Leap shall conduct such activities in compliance with all Applicable Laws, including GLP, GCP and cGMP. Upon completion of its activities under the Initial Development Plan, Leap will provide BeiGene with all results of its activities under the Initial Development Plan, including all clinical data and analysis thereof, including all of the information agreed to be included under the Initial Development Plan (the “POC Data Package”) which POC Data Package will be deemed delivered to BeiGene after BeiGene confirms that the POC Data Package is complete. BeiGene will provide such confirmation within [***] after receipt of the POC Data Package if BeiGene reasonably determines that such POC Data Package is complete or will provide written notice to Leap of any missing required information, in which case the [***] will be tolled until Leap provides such missing information. Leap will not disclose the POC Data Package or any portion thereof to any potential licensees or potential acquirers of rights to a Licensed Antibody or Licensed Product in the [***] during the Option Period.34

32 Competitive Information – Commercially Sensitive Terms.

33 Competitive Information – Commercially Sensitive Terms.

(b)         Supply of BeiGene Drug. BeiGene will use Commercially Reasonable Efforts to supply to Leap quantities of [***] (the “BeiGene Drug”) necessary for performance of the Initial Development Plan according to the terms and conditions of a clinical supply agreement to be entered into by the Parties within [***] after the Effective Date. Leap agrees to use the BeiGene Drug for the sole purpose of performing the Initial Development Plan and not to use the BeiGene Drug for any other purpose.35

5.2           Diligence and Responsibilities. [***], BeiGene shall be responsible for the Development of the Licensed Products in the Field in the Territory in accordance with this Article 5. BeiGene shall use Commercially Reasonable Efforts to (i) [***], and (ii) [***]. BeiGene shall conduct such tasks in compliance with all Applicable Laws, including GLP, GCP and cGMP.36

5.3          Global Development Plan.

(a)       The Parties’ collaborative work to support the global Development of Licensed Products within and outside of the Territory after BeiGene’s exercise of the Option will be conducted pursuant to a written development plan (as amended from time to time in accordance with this Section 5.3, the “Global Development Plan”), which the Parties agree may include one or more additional Multi-Regional Clinical Studies. An initial high-level global development plan is attached to this Agreement as Exhibit B and will be used by the Parties to create the first Global Development Plan for JDC review and discussion within [***] after BeiGene’s exercise of the Option. The Global Development Plan shall include (i) [***], (ii) [***], (iii) [***], (iv) [***], and (v) [***]. From time to time, Leap may make and implement amendments to the then-current Global Development Plan. To the extent such amendments relate to the Territory or include a combination with an Active Ingredient Controlled by BeiGene, Leap shall submit such proposed amendments to the JDC for review, discussion and approval before adopting such amendments. Prior JDC approval shall not be required for amendments to the Global Development Plan that are outside of the Territory and do not include a combination with an Active Ingredient Controlled by BeiGene.37

(b)      BeiGene shall use Commercially Reasonable Efforts to perform the Development activities assigned to BeiGene under the Global Development Plan to support the global Development and registration of Licensed Products, [***]. The Parties acknowledge and agree [***].38

5.4     Territory Development Plan. Except for the activities allocated to BeiGene under the Global Development Plan pursuant to Section 5.3, all Development of Licensed Products in the Territory under this Agreement shall be conducted by BeiGene pursuant to a written development plan (as amended from time to time in accordance with this Section 5.4 and Section 3.2, the “Territory Development Plan”). BeiGene shall provide the first Territory Development Plan for JDC review and discussion [***] after exercise of the Option by BeiGene. From time to time after the Effective Date, but not [***], BeiGene shall propose amendments to the Territory Development Plan in consultation with Leap and submit such proposed updated or amended Territory Development Plan to the JDC for review and discussion. For clarity, the Territory Development Plan and amendments thereto shall be consistent with the Global Development Plan and the Global Development Plan shall take precedent in case of any conflict or inconsistency between the Territory Development Plan and the Global Development Plan.39

34 Competitive Information – Discovery Information and Commercially Sensitive Terms.

35 Competitive Information – Discovery Information and Commercially Sensitive Terms.

36 Competitive Information – Discovery Information and Commercially Sensitive Terms.

37 Competitive Information – Discovery Information and Commercially Sensitive Terms.

38 Competitive Information – Discovery Information and Commercially Sensitive Terms.

5.5          Development Costs. Except for the costs and expenses incurred in Leap’s performance of Development activities under the Initial Development Plan, BeiGene shall be solely responsible for the costs and expenses incurred by BeiGene in the Development of Licensed Products in the Territory, including [***], not to exceed [***]without BeiGene’s prior written consent. In the event that Leap and BeiGene agree to conduct Development activities or Clinical Trials that combine a Licensed Product with an Active Ingredient Controlled by BeiGene, Leap and BeiGene will agree on [***].40

5.6          Development Records. BeiGene shall maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of BeiGene, its Affiliates or its sublicensees pursuant to this Agreement and all data and other information resulting from such activities, in each case in accordance with all Applicable Laws. BeiGene shall maintain such records during the Term and for a period of time after the Term consistent with Applicable Laws and reasonable industry practices on record retention and destruction (which shall not be less than [***]). Such records will be in English (or include complete English translations) and shall fully and properly reflect all work done and results achieved by or on behalf of BeiGene in the performance of the Development activities in the Territory hereunder, in good scientific manner appropriate for regulatory and patent purposes. BeiGene shall document all non-clinical studies and Clinical Trials of the Licensed Product in formal written study reports in accordance with Applicable Laws and national and international guidelines (e.g., GCP, GLP and GMP). Upon Leap’s request, BeiGene shall, and shall cause its Affiliates and sublicensees to, provide Leap with copies of such records.41

5.7          Clinical Trial Audits.

(a) Upon reasonable notification by Leap and at Leap’s cost and expense, Leap or its representatives shall be entitled to conduct an audit of any Clinical Trial sites engaged, or other facilities used, by BeiGene or its Affiliates or sublicensees to conduct BeiGene’s obligations under the [***]. No later than [***] following the completion of any such audit, Leap will provide BeiGene with a written summary of Leap’s findings, including any deficiencies or other areas of remediation that Leap reasonably identifies during the audit, and the Parties shall promptly meet to discuss any such deficiencies or other areas of remediation identified by Leap. BeiGene will use Commercially Reasonable Efforts to remediate such deficiencies promptly following BeiGene’s receipt of such report.42

(b) BeiGene will provide Leap with copies of all quality oversight or audit reports, including certified translations into English thereof, prepared in connection with any audit that BeiGene, its Affiliates or sublicensees conduct of a Clinical Trial site that BeiGene, its Affiliates or sublicensees have engaged or are evaluating to potentially engage to fulfill BeiGene’s obligations under the Global Development Plan or the Territory Development Plan no later than [***] after receiving or preparing, as applicable, any such report.43

39 Competitive Information – Discovery Information and Commercially Sensitive Terms.

40 Competitive Information – Commercially Sensitive Terms.

41 Competitive Information – Commercially Sensitive Terms.

42 Competitive Information – Discovery Information and Commercially Sensitive Terms.

5.8          Development Reports.

(a)         Prior to exercise by BeiGene of the Option, Leap shall provide BeiGene with [***] written reports, [***], summarizing its, its Affiliates’ and its sublicensees’ Development of Licensed Products, including a summary of the results of such Development, which reports shall be in English. Without limiting the foregoing, such reports shall contain sufficient detail to enable BeiGene to assess Leap’s compliance with its Development obligations hereunder. Subject to BeiGene’s right to use and disclose data and results in accordance with Section 5.9 and the licenses and rights granted to BeiGene in Section 2.2, such reports shall be Confidential Information of BeiGene pursuant to Article 10.44

(b)         BeiGene shall provide Leap with [***] written reports, [***], summarizing its, its Affiliates’ and its sublicensees’ Development of Licensed Products, including a summary of the results of such Development, which reports shall be in English. Without limiting the foregoing, such reports shall contain sufficient detail to enable Leap to assess BeiGene’s compliance with its Development obligations hereunder. Subject to Leap’s right to use and disclose data and results in accordance with Section 5.9 and the licenses and rights to BeiGene IP and BeiGene Inventions granted to Leap in Section 2.5, such reports shall be Confidential Information of BeiGene pursuant to Article 10. BeiGene shall promptly respond to Leap’s reasonable requests from time to time for additional information regarding material Development activities. The Parties shall discuss the status, progress and results of Development activities at JDC meetings, and Leap shall keep BeiGene reasonably informed through the JDC as to any material developments with respect to the Development of Licensed Products outside the Territory.45

5.9          Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 6.4, each Party shall promptly (but in any event no later than [***] from the other Party’s request) provide the other Party with copies of and access to all data and results, including all Clinical Data, and all supporting documentation (e.g. protocols, CRFs, analysis plans) Controlled by such Party or its Affiliates that are generated by or on behalf of such Party or its Affiliates or sublicensees, if applicable, in the Development of Licensed Products. BeiGene shall have the right to use and reference such data and results provided by Leap, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products in the Field in the Territory. Leap and its designees shall have the right to use and reference such data and results provided by BeiGene, without additional consideration, for the purpose of Developing, manufacturing and Commercializing Licensed Products in accordance with the licenses granted under Section 2.5, filing Patent Rights covering Leap Inventions and obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products outside of the Territory or outside the Field in the Territory. For clarity, any such data or results that are Inventions will be owned in accordance with Section 14.1 and subject to the licenses, rights and obligations set forth herein.46

43 Competitive Information – Commercially Sensitive Terms.

44 Competitive Information – Commercially Sensitive Terms.

45 Competitive Information – Commercially Sensitive Terms.

46 Competitive Information – Commercially Sensitive Terms.

5.10        Subcontractors.

(a)         BeiGene shall have the right to engage subcontractors for purposes of conducting activities assigned to it under this Agreement or for which it is responsible under this Agreement, to the extent such subcontractors are set forth in the Territory Development Plan or the Global Development Plan. BeiGene shall cause any subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to performing any activities. BeiGene shall cause its subcontractors to assign to BeiGene (or, in the case of academic institutions and Third Party manufacturers, use reasonable efforts to cause such subcontractor to so assign) all intellectual property made by such subcontractor in the course of performing such subcontracted work. BeiGene shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be directly responsible for the performance of its subcontractors.

(b)      Leap may conduct any activities assigned to it under the Global Development Plan or this Agreement, through one or more Affiliate or Third Party designees.

Article 6
REGULATORY

6.1     Regulatory Responsibilities; Holder of Regulatory Approvals and Regulatory Submissions. After exercise of the Option and payment of the Option Exercise Fee, BeiGene shall have the sole responsibility, [***], for the conduct of all regulatory activities in Field in the Territory that are necessary or useful to obtain Regulatory Approval for Licensed Products, including, without limitation, (i) developing regulatory plans and strategies in support of obtaining such Regulatory Approval, and (ii) preparing, obtaining, submitting, engaging and maintaining Regulatory Submissions with Regulatory Authorities in the Territory in furtherance of such Regulatory Approval. BeiGene shall be the holder of Regulatory Approvals and Regulatory Submission for Licensed Products in the Field in the Territory. Leap shall reasonably cooperate with BeiGene, [***], to enable BeiGene to obtain any or all such Regulatory Approvals and Regulatory Submissions in the Field in the Territory.47

6.2     Review of Regulatory Submissions.

(a)     BeiGene shall provide to Leap all Regulatory Submissions (including certified English translations thereof) prepared by or on behalf of BeiGene at least [***] prior to submission and shall consider in good faith any reasonable comments received from Leap with respect thereto.48

(b)     In addition, each Party shall notify the other Party of any comments or other correspondence regarding any Regulatory Submissions that are received from any Regulatory Authority in the Territory or, with respect to Multi-Regional Clinical Trials outside the Territory, and shall provide the other Party with copies thereof as soon as reasonably practicable, but in all events within [***] of receipt (or such longer time period as may be necessary to obtain translations thereof). Each Party will provide [***] updates, [***], regarding its activities and progress with respect to all Clinical Trials of the Licensed Product.49

(c)     Each Party shall keep the other Party reasonably informed of regulatory developments related to Licensed Products in the Field in the Territory and outside the Territory of which it becomes aware and shall promptly notify the other Party in writing of any material decision by any Regulatory Authority in the Field, in the Territory and outside the Territory, of which it becomes aware regarding any Licensed Product.

47 Competitive Information – Discovery Information and Commercially Sensitive Terms.

48 Competitive Information – Commercially Sensitive Terms.

49 Competitive Information – Commercially Sensitive Terms.

(d)         Each Party shall provide the other Party with notice no later than [***] after receiving notice of any meeting or discussion with any Regulatory Authority in the Territory related to any Licensed Product in the Field. Each Party shall provide the other Party with a written summary of each such meeting or discussion in English promptly following such meeting or discussion.50

6.3          Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Submissions pertaining to Licensed Products in the Field submitted by or on behalf of such Party or its Affiliates, solely to the extent reasonably necessary for the purposes set forth in this Section 6.3 and requested by such other Party. BeiGene may use such right of reference to Leap’s Regulatory Submissions solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products in the Field in the Territory. Leap may use the right of reference to BeiGene’s Regulatory Submissions and Regulatory Approvals solely for the purpose of seeking, obtaining and maintaining regulatory approval of Licensed Products outside the Territory and with respect to Multi-Regional Clinical Trials in the Territory. The Party requesting such right of reference shall bear the reasonable costs and expenses of the other Party associated with providing the right of reference pursuant to this Section 6.3. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.3 and to give the other Party the benefit of the rights of reference to the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein.

6.4          Adverse Events Reporting. Within [***] after the Effective Date, and in no case [***], BeiGene and Leap shall develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).51

6.5          Safety and Regulatory Inspections. BeiGene shall promptly notify Leap of any inspection of BeiGene, its Affiliates, CMOs, sublicenses or subcontractors (including Clinical Trial sites) by any Regulatory Authority relating to Licensed Products and shall provide Leap with all information in BeiGene’s Control pertinent thereto. Without limiting the foregoing, BeiGene shall permit Regulatory Authorities outside the Territory to conduct inspections of BeiGene, its Affiliates, CMOs, sublicenses or subcontractors (including Clinical Trial sites) relating to Licensed Products, and shall ensure that such Affiliates, sublicensees and subcontractors permit such inspections. Leap shall have the right, but not the obligation, to be present at and participate in any such inspection described in this Section 6.5 [***]. BeiGene will provide Leap with a written summary in English of any findings of a Regulatory Authority relating to Licensed Products following a regulatory audit within [***] following any such audit, and will provide Leap with an unredacted copy of any report issued by such Regulatory Authority, including if applicable, a certified English translation thereof [***] following such audit.52

6.6          No Harmful Actions. If either Party reasonably believes that the other Party is taking or intends to take any action with respect to a Licensed Product in such other Party’s territory that would reasonably be expected to have a material adverse impact upon the regulatory status of any Licensed Product in the Field in such Party’s territory, then such Party shall have the right to bring the matter to the attention of the JDC, and the Parties shall discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree (or unless otherwise set forth herein or in the Global Development Plan or Territory Development Plan): (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective territory with respect to any Licensed Product, unless required by such Regulatory Authority, in which case such Party shall notify the other Party of such order within [***] of such communication; and (b) neither Party shall submit any Regulatory Submissions or seek regulatory approvals for any Licensed Product in the other Party’s respective territory.53

50 Competitive Information – Commercially Sensitive Terms.

51 Competitive Information – Discovery Information and Commercially Sensitive Terms.

52 Competitive Information – Commercially Sensitive Terms.

6.7     Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of BeiGene relating to the Licensed Product, then BeiGene shall notify Leap of such notice within [***] of its receipt thereof. Leap shall have the right to review and comment on any responses to Regulatory Authorities that pertain to a Licensed Product promptly and in any event [***] of receipt of such proposed response. BeiGene will [***] to a Licensed Product in the Territory if BeiGene is the holder of Regulatory Approvals and Regulatory Submissions for such Licensed Product in the Territory and will [***]. The costs and expenses of any regulatory action in the Territory will be borne by BeiGene. In addition, each Party shall promptly notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a Third Party that, in the case of notice to Leap, would reasonably be expected to materially affect the Development or Commercialization of the Licensed Products, and in the case of notice to BeiGene, would reasonably be expected to materially affect the Development or Commercialization of the Licensed Products in the Field in the Territory.54

Article 7.
MANUFACTURING

7.1     Manufacture of Licensed Product for the Territory. Subject to the terms and conditions of this Article 7 and only after BeiGene’s exercise of the Option and payment of the Option Exercise Fee, BeiGene shall have the right to (a) purchase Development supply of Licensed Product from Leap or its Affiliates or Leap’s CMO pursuant to the Clinical Supply Agreement, or (b) exercise its license under Section 2.2 to manufacture commercial supply of Licensed Product for the Territory itself or have such Licensed Product manufactured by a Third Party CMO in the Territory agreed upon by the Parties, in each case after successful completion of the Manufacturing Technology Transfer.

7.2     Manufacturing Technology Transfer. In addition to the Licensed Know-How provided to BeiGene pursuant to the Initial Know-How Transfer, upon BeiGene’s written request and approximately [***] in advance of the date on which BeiGene intends to commence manufacture of Licensed Product, Leap will promptly prepare and submit to the JDC, for its review, a plan (“Manufacturing Technology Transfer Plan”) for the transfer to BeiGene of all Know-How Controlled by Leap with respect to the Manufacture of Licensed Product (“Leap Manufacturing IP”), and the conduct by Leap of such consultation activities, [***] (as provided in this Section 7.2), as are necessary to enable BeiGene or any Third Party contract manufacturing organization (the “CMO”) designated by BeiGene and reasonably acceptable to Leap, such acceptance not to be unreasonably withheld, to manufacture for the Territory (a) the Licensed Antibody as the Active Ingredient of the applicable Licensed Product and/or (b) the applicable Licensed Product (such actions, “Manufacturing Technology Transfer”). Following the review and approval by the JDC of the Manufacturing Technology Transfer Plan, Leap will perform (or cause one or more applicable Third Parties (including, as applicable, any CMO engaged by Leap to manufacture the Licensed Product) to perform) [***] in accordance with such Manufacturing Technology Transfer Plan to either BeiGene or to a CMO designated by BeiGene, [***]. Leap will complete the Manufacturing Technology Transfer for each Licensed Product promptly (and in any event within [***] after agreement by the Parties with respect to the Manufacturing Technology Transfer Plan and the CMO to receive such transfer, as applicable) following BeiGene’s request and in accordance with the Manufacturing Technology Transfer Plan. Thereafter during the Term, Leap will provide BeiGene with additional Leap Manufacturing IP as part of the Continuing Know-How Transfer in accordance with Section 4.1. After completion of the Manufacturing Technology Transfer to a facility, the use of such facility to manufacture the Licensed Product shall be subject to the successful completion of any necessary inspections required by applicable Regulatory Authorities. BeiGene may use Licensed Product manufactured at its facilities or those of the CMO to which the Manufacturing Technology Transfer is made, for clinical or commercial purposes in the Territory. All Licensed Product manufactured by or on behalf of BeiGene or its CMO shall be manufactured in compliance with all Applicable Laws and applicable specifications for the Licensed Product. Leap will invoice BeiGene for any expenses for technology transfer activities under this Section 7.2 [***], for up to [***] for a period of up to [***], at a rate of [***], prorated to $[***], assuming [***]. BeiGene’s liability for technology transfer activities under this Section 7.2 will in no event exceed [***] in total.55

53 Competitive Information – Commercially Sensitive Terms.

54 Competitive Information – Commercially Sensitive Terms.

7.3          Clinical Supply by Leap.

(a)         Subject to, and in accordance with, the terms of this Section 7.3, Leap shall use Commercially Reasonable Efforts, either by itself or through a Third Party contract manufacturer, to manufacture and supply to BeiGene all Licensed Products required by BeiGene for Development use in the Territory. Subject to Section 7.2, the Parties shall use Commercially Reasonable Efforts to enter into an agreement governing the supply by Leap of such Licensed Products for such Development use by BeiGene (“Clinical Supply Agreement”) within [***] after the Effective Date:56

(i)     Leap shall supply the Licensed Products pursuant to the Clinical Supply Agreement and this Section 7.3(a) at a transfer price [***]. Leap shall invoice BeiGene for the Licensed Product upon delivery in accordance with Section 7.3(a)(ii) and BeiGene shall, subject to the terms of the Clinical Supply Agreement, pay the undisputed invoiced amounts within [***] after the date of such invoice. Notwithstanding the foregoing, in the event Leap incurs [***], Leap may invoice BeiGene for such fee or charge, [***] and BeiGene shall, pay such invoiced amounts within [***] after the date of such invoice.57

(ii)     Delivery of Licensed Products supplied by Leap for Development will be made [***]. BeiGene shall be responsible for [***]. BeiGene shall also be responsible for [***].58

7.4          Commercial Supply. BeiGene will be responsible for commercial supply of Licensed Products in the Territory. Upon BeiGene’s request, Leap will assist BeiGene in negotiating in good faith and executing, a manufacturing and supply agreement pursuant to which Leap’s Third Party CMO engaged by Leap for the commercial manufacture of the Licensed Products will supply BeiGene with its requirements of Licensed Products for commercial sale on an exclusive basis in the Territory. BeiGene acknowledges that any agreement regarding the terms of a manufacturing and supply agreement shall be solely determined by BeiGene and the Third Party CMO and that Leap shall have no responsibility or authority with respect thereto.

55 Competitive Information – Commercially Sensitive Terms.

56 Competitive Information – Commercially Sensitive Terms.

57 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

58 Competitive Information – Commercially Sensitive Terms.

Article 8
COMMERCIALIZATION

8.1          Commercialization Responsibility.

(a)         BeiGene shall be solely responsible for Commercializing the Licensed Products in the Field in the Territory in accordance with this Article 8 and shall book all sales of such Licensed Product in the Territory. BeiGene shall use Commercially Reasonable Efforts to Commercialize each Licensed Product that obtains Regulatory Approval in the Field in each country or region in the Territory. BeiGene shall conduct all Commercialization of Licensed Products in the Field in the Territory in accordance with the Commercialization Plan for such Licensed Product and all Applicable Laws, [***].59

(b)         As between the Parties, Leap shall have the sole right to Commercialize each Licensed Product outside of the Territory, and to book all such sales of Licensed Product.

8.2          Commercialization Reports. For [***] following receipt of the first Regulatory Approval for any Licensed Product in any country or region in the Territory, BeiGene shall provide to Leap [***] within [***] after the end of such [***] a written report that summarizes the Commercialization activities on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis, as applicable, performed by or on behalf of BeiGene, its Affiliates and sublicensees in the Territory since the prior report provided by BeiGene and shall propose amendments to update to the Commercialization Plan to reflect any changes in such plan. Such reports shall be Confidential Information of BeiGene, subject to Article 10. BeiGene shall provide updates to any such report or amended Commercialization Plan at each meeting of the JCC for review and discussion.60

8.3          Coordination of Commercialization Activities.

(a)         The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of Licensed Products in and outside the Territory. As such, the Parties shall coordinate such activities where appropriate, which may include [***]. To facilitate coordination, BeiGene shall deliver an initial draft of a Commercialization Plan to the JCC for its review and discussion not later than [***] to the anticipated date of the first filing of the first Regulatory Approval for a Licensed Product in the Territory. The Commercialization Plan shall contain in reasonable detail the major Commercialization activities planned for such Licensed Product in the Territory. Leap shall have the right to comment through the JCC on such Commercialization Plan.61

(b)         BeiGene shall keep Leap timely informed on the status of any application for pricing or reimbursement approval for Licensed Products in the Field in the Territory, including any discussion with the applicable Regulatory Authority with respect thereto. Each Party shall have the right to determine the price of Licensed Products sold in its territory and neither Party shall have the right to direct, control or approve the pricing of Licensed Products sold by the other Party in such other Party’s territory.

8.4          Diversion. Each Party covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory; provided that each Party shall have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market Licensed Products to Third Party attendees at such conferences and meetings, subject to this Section 8.4 and coordination through the JCC. Neither Party shall engage, nor permit its Affiliates or sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of Licensed Products located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliate or sublicensee receives any order for Licensed Products for use from a prospective Third Party purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders. Subject to Article 7, neither Party shall, nor permit its Affiliates or sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products for use in the other Party’s territory.

59 Competitive Information – Commercially Sensitive Terms.

60 Competitive Information – Commercially Sensitive Terms.

61 Competitive Information – Commercially Sensitive Terms.

Article 9
PAYMENTS

9.1          Option Fee; Upfront Fee.

(a)          In partial consideration of Leap’s granting of the Option to BeiGene hereunder and Leap’s undertaking of the activities required under this Agreement, BeiGene shall pay to Leap a one-time, non-refundable non-creditable upfront payment of three million U.S. dollars (USD 3,000,000) (the “Upfront Payment”) within [***] following the Effective Date.62

(b)         In partial consideration of Leap’s granting of the licenses and rights to BeiGene hereunder and Leap’s undertaking of the activities required under this Agreement, BeiGene shall pay to Leap a one-time, non-refundable non-creditable upfront payment of [***] U.S. dollars (USD [***]) (the “Option Exercise Fee”) within [***] following BeiGene’s exercise of the Option.63

9.2          Development Milestones. Within [***]after the achievement of each milestone event set forth in the table below for each applicable Licensed Product (each, a “Development Milestone Event”), BeiGene shall make the corresponding milestone payment to Leap (each, a “Development Milestone Payment”) in accordance with Section 9.4(a). Each Development Milestone Payment shall be payable [***] of the corresponding Development Milestone Event for the first Licensed Product to achieve such Development Milestone Event.64

Milestone Event[65]	Milestone Payment[66]
Development Milestones Events

Milestone Event	Milestone Payment (M)
1.[***]	USD [***]
2.[***]	USD [***]
3.[***]	USD [***]
4.[***]	USD [***]
5.[***]	USD [***]

62 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

63 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

64 Competitive Information – Financial Provisions, Discovery Information and Commercially Sensitive Terms.

65 Competitive Information – Financial Provisions and Discovery Information.

66 Competitive Information – Financial Provisions.

9.3          Commercialization Milestones. Upon the [***] of each milestone event set forth in the table below with respect to the first Licensed Product to achieve such milestone (each, a “Commercialization Milestone Event”), BeiGene shall make the corresponding milestone payment to Leap (each, a “Commercialization Milestone Payment”) in accordance with Section 9.4(b):67

Milestone Event[68]	Milestone Payment[69]
Commercial Milestones Events
1.[***]	USD [***]
2.[***]	USD [***]
3.[***]	USD [***]
4.[***]	USD [***]

For clarity, each of the foregoing Commercialization Milestone Payments will be payable only [***]. In the event that [***], BeiGene shall pay Leap [***]. For example, if [***], BeiGene shall pay Leap USD [***] in Commercialization Milestone Payments pursuant to this Section 9.3.70

9.4     Payment Terms.

(a)          Milestone Payments. BeiGene shall provide Leap with notice of the achievement of each Development Milestone Event within [***] thereafter. Leap will invoice BeiGene for the corresponding Development Milestone Payment, and BeiGene will make the corresponding Development Milestone Payment within [***] after receipt of Leap’s invoice.71

(b)         Commercialization Milestone Payments and Royalty Payments. During the Term, following the First Commercial Sale of a Licensed Product, BeiGene shall furnish to Leap a written report for each Calendar Quarter showing the Net Sales by Licensed Product sold by BeiGene and its Affiliates and sublicensees during the reporting Calendar Quarter and the Licensed Product royalties payable under this Agreement in sufficient detail to allow Leap to verify the amount of Licensed Product royalties paid by BeiGene with respect to such Calendar Quarter. Each such report shall include, [***], and shall specify [***]. Reports shall be due no later than [***] following the end of each Calendar Quarter. The corresponding Commercialization Milestone Payment(s) and Licensed Product royalties shown to have accrued by each report provided under this Section 9.4(b) shall be due and payable [***].72

67 Competitive Information – Discovery Information.

68 Competitive Information – Financial Provisions and Discovery Information.

69 Competitive Information – Financial Provisions.

70 Competitive Information – Financial Provisions, Discovery Information and Commercially Sensitive Terms.

71 Competitive Information – Commercially Sensitive Terms.

9.5          Royalty Payments to Leap.

(a)      Royalty Rates. In further consideration of Leap’s grant of the rights and licenses to BeiGene hereunder, BeiGene shall, during each applicable Royalty Term, pay to Leap a tiered royalty on aggregate Net Sales of Licensed Products in the Territory for each Calendar Year (“Annual Net Sales”), at the percentage rates set forth below (subject to Section 9.5(c)):

For Annual Net Sales of Licensed Products[73]	Royalty Rate (%)[74]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

By way of illustration, assume in a Calendar Year that (i) Annual Net Sales of Licensed Product in the Territory in US Dollars total [***] US Dollars ($[***]) and (ii) no adjustments or deductions to payments under Section 9.5(c) apply. The total royalties due and payable by BeiGene to Leap for such Net Sales would be [***] US Dollars ($[***]), calculated as follows:75

$[***]   x [***]% =     $[***]76

$[***]   x [***]% =     $[***]77

$[***]   x [***]% =     $[***]78

$[***]   x [***]% =     $[***]79

$[***] x [***]% = $[***][80]

Total Royalty =           $[***]81

72 Competitive Information – Commercially Sensitive Terms.

73 Competitive Information – Financial Provisions.

74 Competitive Information – Financial Provisions.

75 Competitive Information – Financial Provisions.

76 Competitive Information – Financial Provisions.

77 Competitive Information – Financial Provisions.

78 Competitive Information – Financial Provisions.

79 Competitive Information – Financial Provisions.

80 Competitive Information – Financial Provisions.

81 Competitive Information – Financial Provisions.

(b)      Royalty Term. BeiGene’s obligation to make royalty payments will commence on the date of First Commercial Sale of a Licensed Product in each country in the Territory and continue until the later of (a) ten (10) years following the First Commercial Sale of such Licensed Product in such country, (b) the expiration of the last-to-expire Valid Claim of any Licensed Patent Rights that Covers such Licensed Product or its use in such country, or (c) the expiration of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”).

(c)      Royalty Reductions.

 (i)          No Valid Claim. Subject to Section 9.5(c)(iv), on a Licensed Product-by-Licensed Product and country by country basis, if there is no Valid Claim within the Licensed Patent Rights that Covers such Licensed Product in a given country in the Territory and there is no Regulatory Exclusivity for such Licensed Product in such country, then, commencing in the first Calendar Quarter after the date on which this Section 9.5(c)(i) applies and continuing for each Calendar Quarter thereafter for so long as there is no Valid Claim that Covers such Licensed Product in such country and there is no Regulatory Exclusivity for such Licensed Product in such country, the applicable royalty rate that would otherwise be owed on such Net Sales of such Licensed Product in such country under Section 9.5(a) during any such Calendar Quarter will be reduced by [***] of the rates set forth in Section 9.5(a).82

 (ii)        Biosimilar Product. If (A) a Licensed Product is generating Net Sales in the Field in a country in the Territory during the applicable Royalty Term at a time when a Biosimilar Product with respect to such Licensed Product is being sold in such country; and (B) the market share of the Biosimilar Product(s) in such country [***], then, subject to Section 9.5(c)(iv), the royalty rate applicable to Net Sales of such Licensed Product in such country in such Calendar Quarter shall be reduced by [***].83

 (iii)        Third Party Payments. If during the Term BeiGene reasonably determines that a license under any Patent Rights controlled by a Third Party is necessary to avoid infringement of such Patent Rights (including any infringement that may arise from issuance of any patent application among such Patent Rights) arising from the practice and use of the Licensed IP pursuant to this Agreement in connection with the manufacture, Development or Commercialization of any Licensed Product in the Field in the Territory, BeiGene will have the right to acquire rights to such Patent Rights from such Third Party to manufacture, Develop or Commercialize any such Licensed Product in the Field in the Territory and, subject to Section 9.5(c)(iv), on a Licensed Product-by-Licensed Product and country by country basis, during any Calendar Quarter, BeiGene may credit against the royalty payments payable to Leap pursuant to Section 9.5(a) with respect to such Licensed Product in such country in such Calendar Quarter up to [***] of any upfront payments, milestone payments and royalty payments for which BeiGene is responsible to such Third Party under the definitive agreement pursuant to which BeiGene acquired rights to such Patent Rights from such Third Party.84

 (iv)        Royalty Floor. In no event will the aggregate amount of royalty payments due to Leap pursuant to this Section 9.5 with respect to Net Sales for a Licensed Product in a country in the Territory in any given Calendar Quarter during the Royalty Term for such Licensed Product in such country be reduced (after giving cumulative effect to all reductions provided for under this Section 9.5(c)) to an amount of royalty payments that would be less than [***]; provided, that, BeiGene will be entitled to carry forward to future Calendar Years any amounts with respect to which BeiGene would have been entitled to make a deduction pursuant to this Section 9.5(c) but for such maximum annual reduction pursuant to this Section 9.5(c)(iv).85

82 Competitive Information – Financial Provisions.

83 Competitive Information – Commercially Sensitive Terms.

84 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

9.6          Payments to Third Parties. Except as expressly set forth herein, each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party with respect to the Licensed Product, as a result of activities hereunder. Without limiting the foregoing, Leap will be solely responsible for any payments due pursuant to the Third Party In-License Agreement.

9.7          Payment Currency; Exchange Rate. All payments to be made under this Agreement shall be made in USD. Payments to Leap shall be made by electronic wire transfer of immediately available funds to the account of Leap, as designated in writing to BeiGene. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with BeiGene’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.

9.8           Timing of Royalty Payments. Royalties payable under Section 9.5(a) shall accrue at the time the invoice for the sale of the Licensed Product is delivered. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [***] after the end of each Calendar Quarter during which the royalty obligation accrued, following the submission of the royalty report for such Calendar Quarter.86

9.9          Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [***] percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Laws; in each case calculated on the number of days such payment is delinquent, [***].87

9.10        Records and Audit Rights.

(a)          Records. BeiGene will keep (and will cause its Affiliates and sublicensees to keep) complete, true and accurate books and records in sufficient detail for Leap to determine payments due to Leap under this Agreement, including Licensed Product royalty payments. BeiGene will keep such books and records for at least [***] following the end of the Calendar Year to which they pertain.88

(b)          Audit Rights.

(i)          Leap shall have the right during the [***] period described in Section 9.10(a) to (a) appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to BeiGene to audit the relevant records of BeiGene and its Affiliates to verify that the amount of such payments were correctly determined and/or (b) require BeiGene to (i) appoint such an Accounting Firm to conduct such an audit of the applicable sublicensee and (ii) provide the results of such audit to Leap. BeiGene and its Affiliates shall each make its records available for audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Leap, solely to verify the payments hereunder were correctly determined. Such audit right shall not be exercised by Leap more than [***] nor more than once with respect to sales of a particular Licensed Product in a particular period and may cover a period ending not more than [***] prior to the date of such request. All records made available for audit pursuant to this Section 9.10(b) shall be deemed to be Confidential Information of BeiGene. The results of each audit, if any, shall be binding on both Parties. If the amount of any payment hereunder was underreported, BeiGene shall promptly (but in any event no later than [***] after its receipt of the Accounting Firm’s report so concluding) make payment to Leap of the underreported amount. Leap shall bear the full cost of an audit that it conducts pursuant to this Section 9.10(b) unless such audit discloses an under reporting by BeiGene of more than [***] percent ([***]%) of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case BeiGene shall reimburse Leap for the reasonable audit fees for such audit, in addition to paying the underreported amount.89

85 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

86 Competitive Information – Commercially Sensitive Terms.

87 Competitive Information – Commercially Sensitive Terms.

88 Competitive Information – Commercially Sensitive Terms.

(ii)         The Accounting Firm will disclose to Leap only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies. No other information regarding the results of such audit will be provided to Leap without the prior consent of BeiGene. BeiGene is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The Accounting Firm shall provide a copy of its report and findings to BeiGene.

9.11        Taxes and Blocked Currency

(a)          Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 9.11, Leap shall be liable for all of its income and other taxes (including interest) (“Taxes”) imposed upon any payments made by BeiGene to Leap under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, BeiGene shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. BeiGene shall promptly (as available) submit to Leap appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. BeiGene shall provide Leap reasonable assistance in order to allow Leap to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. [***].90

(b)         Blocked Currency. If by Applicable Law in a country or region in the Territory, conversion into USD or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then BeiGene shall promptly notify Leap and, thereafter, amounts accrued in such country or region under this Article 9 shall be paid to Leap (or its designee) in such country or region in local currency by deposit in a local bank designated by Leap and to the credit of Leap, unless the Parties otherwise agree.

Article 10
CONFIDENTIALITY

10.1     Duty of Confidence. During the Term and for [***] thereafter, all Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder, including (a) with respect to BeiGene as Receiving Party, Licensed Know-How and (b) with respect to Leap as Receiving Party, BeiGene IP, shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party; provided, however, that with respect to any Confidential Information that is specifically identified at the time of disclosure to be a trade secret under Applicable Laws, such obligations shall survive the expiration of such [***] period for so long as such Confidential Information remains a trade secret. The Receiving Party may only use Confidential Information of the Disclosing Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party and its Affiliates to employees, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party.91

89 Competitive Information – Commercially Sensitive Terms.

90 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

10.2        Exceptions. The obligations under this Article 10 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)          is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or its Affiliates;

(b)         was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party;

(c)          is disclosed to the Receiving Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or

(d)         is independently developed by or on behalf of the Receiving Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement.

10.3        Authorized Disclosures. Subject to this Section 10.3, the Receiving Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

(a)         such disclosure is deemed necessary by counsel to the Receiving Party to be disclosed to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;

(b)         disclosure by a Receiving Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 14;

(c)         disclosure by a Receiving Party to any Affiliate, or to its or its Affiliates’ employees, consultants, contractors, subcontractors, agents or sublicensees on a need-to-know basis in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement including, with respect to BeiGene as the Receiving Party, to any Third Party that is engaged by BeiGene to perform services in connection with the Development, manufacture and/or Commercialization of the Licensed Antibody and/or any Licensed Products in accordance with this Agreement; provided, in each case, that such persons and entities are bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party;

(d)         disclosure by BeiGene or a BeiGene Affiliate or sublicensee as reasonably necessary to gain or maintain approval to conduct Clinical Trials for a Licensed Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products in the Territory, in accordance with this Agreement;

91 Competitive Information – Commercially Sensitive Terms.

(e)         disclosure by Leap or a Leap Affiliate or sublicensee as reasonably necessary to gain or maintain approval to conduct Clinical Trials for a Licensed Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products outside the Territory;

(f)          disclosure by a Party required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable laws, court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or

(g)         disclosure by a Party to potential or actual investors or potential or actual acquirers or actual or potential sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer or sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party.

If the Receiving Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 10, such Receiving Party shall promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense. Confidential Information that is disclosed as permitted by this Section 10.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information as permitted by this Section 10.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

Article 11
PUBLICATIONS & PUBLICITY

11.1        Publications.

(a)         BeiGene acknowledges that some of the Clinical Trials in accordance with the Global Development Plan are part of Multi-Regional Clinical Studies. Accordingly and notwithstanding anything to the contrary herein, BeiGene shall not publish or present the Clinical Trial Results, Clinical Data, non-clinical data or any associated results or conclusions of any Clinical Trial from a Multi-Regional Clinical Study until after the first publication or presentation regarding the overall global study is completed by Leap, such publication to be at the sole discretion of Leap. Thereafter, BeiGene may publish or disclose Clinical Data, non-clinical data or any associated results or conclusions of any Multi-Regional Clinical Study in the Territory in accordance with Section 11.1(b).

(b)         BeiGene may publicly present or publish any Clinical Data, non-clinical data or any associated results or conclusions generated by or on behalf of BeiGene pursuant to this Agreement solely to the extent that such data, results and conclusions are specific to the Territory and the Field (each such proposed presentation or publication, a “BeiGene Publication”), and subject to the additional limitations set forth in this Article 11. In the event BeiGene desires to publicly present or publish a BeiGene Publication in accordance with the foregoing sentence, BeiGene shall provide Leap (including the JDC) with a copy of such proposed BeiGene Publication at least [***] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be at least [***] (such applicable period, the “Review Period”). BeiGene agrees that it will not submit or present any BeiGene Publication (i) until Leap has provided written comments during such Review Period on the material in such BeiGene Publication or (ii) until the applicable Review Period has elapsed without written comments from Leap, in which case BeiGene may proceed and the BeiGene Publication will be considered approved in its entirety. If BeiGene receives written comments from Leap during the applicable Review Period, it shall consider the comments of Leap in good faith, but will retain the sole authority to submit the manuscript for BeiGene Publication; provided that BeiGene agrees to (A) delete any Confidential Information of Leap that Leap identifies for deletion in Leap’s written comments, (B) delete any Clinical Data, non-clinical data results, conclusions or other related information that is not specific to the Territory or the Field, or the publication of which Leap reasonably determines, in its sole discretion, would conflict with Leap’s global publication strategy or materially and adversely impact the Licensed Product, and (C) delay such BeiGene Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Leap to draft and file Patent Rights with respect to any subject matter to be made public in such BeiGene Publication and to which Leap has the applicable intellectual property rights to file such Patent Rights. BeiGene shall provide Leap a copy of the BeiGene Publication at the time of the submission or presentation. BeiGene agrees to acknowledge the contributions of Leap, and the employees of Leap, in all BeiGene Publications as scientifically appropriate. BeiGene shall require its Affiliates, sublicensees and contractors to comply with the obligations of Section 11.1.92

(c)         Without limiting Section 11.1(a), Leap shall have the right to publicly present or publish any Clinical Trial Results or Clinical Data, including non-clinical data or any results or conclusions associated therewith (each such proposed presentation or publication, a “Leap Publication” and, collectively with any BeiGene Publication, a “Publication”), and subject to the limitations set forth in this Section 11.1(c). In the event Leap desires to publicly present or publish a Leap Publication that includes data from a Clinical Trial site in the Territory in accordance with the foregoing sentence, Leap shall provide BeiGene (including the JDC) with a copy of such proposed Leap Publication consistent with the applicable Review Period. Leap agrees that it will not submit or present any Leap Publication (i) until BeiGene has provided written comments during such Review Period on the material in such Leap Publication or (ii) until the applicable Review Period has elapsed without written comments from BeiGene, in which case Leap may proceed and the Leap Publication will be considered approved in its entirety. If Leap receives written comments from BeiGene during the applicable Review Period, it shall consider the comments of BeiGene in good faith, but will retain the sole authority to submit the manuscript for Leap Publication; provided that Leap agrees to (A) delete any Confidential Information of BeiGene that BeiGene identifies for deletion in BeiGene’s written comments and (B) delay such Leap Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable BeiGene to draft and file Patent Rights with respect to any subject matter to be made public in such Leap Publication and to which BeiGene has the applicable intellectual property rights to file such Patent Rights. Leap shall provide BeiGene a copy of the Leap Publication at the time of the submission or presentation. Leap agrees to acknowledge the contributions of BeiGene, and the employees of BeiGene, in all Leap Publications as scientifically appropriate. Leap shall require its Affiliates, sublicensees and contractors to comply with the obligations of this Section 11.1(c).93

(d)         Notwithstanding anything to the contrary in this Section 11.1, the contents of any press release or other publication that has been reviewed and approved by a reviewing Party in accordance with this Article 11 may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.

11.2        Attorney-Client Privilege.     In the event of a dispute or potential dispute where the Parties: (a) share a common legal and commercial interest in such disclosure that is subject to attorney work product protections, attorney-client privileges or similar protections and privileges; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges, the Parties may negotiate and enter into a common or joint defense agreement. Notwithstanding the foregoing, nothing in this Section 11.2 will apply with respect to a Dispute between the Parties (including their respective Affiliates).

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93 Competitive Information – Commercially Sensitive Terms.

11.3        Publication and Listing of Clinical Trials. Each Party agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results with respect to Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 11.3 shall be considered a Publication hereunder and shall be subject to Section 11.1.

11.4        Publicity.

(a)          The Parties will agree to a joint press release with respect to this Agreement promptly after the Effective Date. Either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure).

(b)         Notwithstanding Section 11.4(a), to the extent required by Applicable Laws or by any Securities Regulator, Leap has the right to publicly disclose (i) the achievement of material milestones under this Agreement, (ii) the amount of any payment received by Leap under this Agreement, and (iii) the commencement, completion, material data and key results of Clinical Trials conducted under this Agreement. After a publication has been made available to the public, each Party may post such publication or link to it on its corporate website without the prior written consent of the other party.

(c)          The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to and/or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure and/or the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by Applicable Laws to submit a description of the terms of this Agreement to and/or file a copy of this Agreement with any Securities Regulator and such Party has (a) promptly notified the other Party in writing of such requirement and any respective timing constraints, (b) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure and (c) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 11.4(c) and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will in good faith consider incorporating such comments.

Article 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1        Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)          it is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of formation;

(b)         it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)         this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

(d)         the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2        Representations and Warranties of Leap. Leap represents and warrants to BeiGene as of the Effective Date that:

(a)         Schedule 12.2(a) sets forth a complete and accurate list of all Licensed Patent Rights Controlled by Leap as of the Effective Date.

(b)         Leap owns or is the exclusive licensee of all right, title, and interest in and to the Licensed Patent Rights set forth on Schedule 12.2(a);

(c)         Leap has the right under the Licensed IP to grant the License to BeiGene, and it has not granted any license or other right under the Licensed IP that is inconsistent with the License;

(d)         Neither Leap nor any of its respective Affiliates has [***] any [***] of any kind on the Licensed Patent Rights or Licensed Know-How in the Territory, and the Licensed Patent Rights and Licensed Know-How are [***] of any kind in the Territory, in each case that would adversely affect the rights granted to BeiGene herein;94

(e)         there are no claims, judgments or settlements against Leap pending, or to Leap’s Knowledge, threatened that invalidate or seek to invalidate any Licensed Patent Rights in the Territory;

(f)          Leap is not a party to any agreement with any [***] or an [***] thereof pursuant to which such [***] or such [***] of any of the Licensed Patent Rights or Licensed Know-How and which gives such [***] or such [***] to any Licensed Patent Rights or Licensed Know-How that conflicts with, or limits the scope of, the License granted to BeiGene hereunder;95

(g)         there is no pending litigation, nor has Leap received any written notice from any Third Party, asserting or alleging that the Development, manufacture or Commercialization of the Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(h)         to Leap’s Knowledge, the Licensed IP is not the subject of any interference proceeding, inter partes review or post-grant review and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Leap’s ownership rights in, or the validity or scope of, any Licensed IP in the Territory;

(i)           there are no pending or, to its Knowledge, no threatened (in writing), adverse actions, suits or proceedings against Leap involving the Licensed IP or Licensed Product;

(j)          to its Knowledge, the Licensed IP includes all Know-How owned or licensed by Leap or its Affiliates that is necessary or reasonably useful to Develop, manufacture and Commercialize the Licensed Antibody and/or Licensed Products in the Field in the Territory as such Development, manufacture and Commercialization is currently being conducted by Leap or contemplated to be conducted by the Parties hereunder;

(k)         to its Knowledge, Leap has complied with all Applicable Laws applicable to (i) the prosecution and maintenance of the Licensed Patent Rights and (ii) its Development and manufacture of Licensed Products in the Field;

(l)          to its Knowledge, there are no acts or omissions of Leap that would constitute inequitable conduct, fraud, or misrepresentation to the applicable patent office with respect to any Licensed Patent Rights;

(m)        (i) Leap has obtained, or caused its Affiliates to obtain, assignments from the inventors of all rights and embodiments in and to the Licensed IP that is solely owned by Leap or its Affiliates, (ii) to its Knowledge, all such assignments are valid and enforceable, and (iii) the inventorship of the Licensed Patent Rights that are solely owned by Leap or its Affiliates is properly identified on each issued patent or patent application in such Licensed Patent Rights;

(n)         Leap and its Affiliates have used reasonable and diligent efforts consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under Applicable Laws;

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95 Competitive Information – Commercially Sensitive Terms and Exclusivity Information.

(o)         Leap has provided to BeiGene all material documentation, data, and information under its control requested by BeiGene relating to the Licensed Antibody and the use thereof in the Field. Without limiting the foregoing, Leap has made available to BeiGene through an electronic data room complete and accurate copies of (a) all existing material Regulatory Filings made by Leap or its Affiliates (the “Existing Regulatory Materials”), and (b) all other material correspondence to/from any Regulatory Authority and Leap, in each case related to the Licensed Antibody or any Licensed Product. Other than the Existing Regulatory Materials, neither Leap nor any of its Affiliates has, as of the Effective Date, obtained, or filed, any INDs, CTAs or any other form of regulatory application with Regulatory Approvals for approval of Clinical Trials, marketing or other purpose, for the Licensed Antibody or any Licensed Product. The Existing Regulatory Materials are, to the Knowledge of Leap, in good standing, and neither Leap nor any of its Affiliates has received any notice in writing from any Regulatory Authority that the Existing Regulatory Materials are not currently in, or may not remain in, good standing with the applicable Regulatory Authority;

(p)         Leap has provided to BeiGene all material adverse event information with respect to the Licensed Antibody or any Licensed Product Known to Leap or its Affiliates;

(q)         all information and data provided by or on behalf of Leap to BeiGene regarding the Licensed Antibody or Licensed Product on or before the Effective Date in contemplation of this Agreement or the transactions contemplated hereby was and is as of the Effective Date, to the Knowledge of Leap, accurate in all material respects, and, to the Knowledge of Leap, Leap has not failed to disclose, or cause to be disclosed, any material information or data known to Leap that could reasonably be expected to cause the information and data that has been disclosed by Leap to BeiGene to be misleading in any material respect; and

(r)          The Third Party In-License Agreement is the only agreement by and between Leap and any Third Party that provides for the license to Leap of any Know-How or Patent Rights that are included as part of the Licensed IP. Without limiting the generality of the foregoing, the Third Party In-License Agreement is in full force and effect and is the valid and binding obligation of Leap, enforceable in accordance with its terms and is binding on the parties thereto. Leap has not materially breached and is not currently in material breach of its obligations under the Third Party In-License Agreement in a manner that has, or would reasonably be expected to have, a material adverse effect on the rights granted to BeiGene under this Agreement, and to Leap’s Knowledge, the party to the Third Party In-License Agreement has not materially breached, and is not currently in material breach of, its obligations under the Third Party In-License Agreement.

12.3        Representations and Warranties of BeiGene. BeiGene represents and warrants to Leap as of the Effective Date that: (a) BeiGene and its Affiliates is not, and has not been, debarred or disqualified by any Regulatory Authority; and (b) none of BeiGene or its Affiliates’ employees or contractors who will be involved in the Development, manufacture or Commercialization of the Licensed Product are, or have been, debarred or disqualified by any Regulatory Authority.

12.4        Covenants of BeiGene. BeiGene covenants to Leap that:

(a)          in the course of performing its obligations or exercising its rights under this Agreement, BeiGene shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;

(b)         BeiGene will only engage Clinical Trial sites under the Territory Development Plan and the Global Development Plan that conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the NMPA or the applicable Regulatory Authority;

(c)         BeiGene and its Affiliates’ will not use any employees or contractors in the Development, manufacture or Commercialization of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority; and

(d)         except as otherwise expressly permitted in this Agreement, commencing on the Effective Date and continuing until the end of the Term, BeiGene and its Affiliates will not (i) assign or otherwise transfer ownership of any BeiGene Inventions outside the Territory, except to the extent such assignment or transfer does not conflict with or adversely affect any of the licenses granted to Leap hereunder, or (ii) grant to any Third Party any license rights to any BeiGene Inventions or BeiGene IP outside the Territory if such license grant conflicts with any of the licenses granted to Leap hereunder.

12.5        Covenants of Leap. Leap covenants to BeiGene that:

(a)         in the course of performing its obligations or exercising its rights under this Agreement, Leap shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;

(b)         Leap will only engage Clinical Trial sites under the Global Development Plan that conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the applicable Regulatory Authority;

(c)         Leap and its Affiliates will not use any employees or contractors in the Development or manufacture of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority;

(d)         except as otherwise expressly permitted in this Agreement, commencing on the Effective Date and continuing until the end of the Term, Leap and its Affiliates will not (i) assign or otherwise transfer ownership of any Licensed Patent Rights or Leap Know-How in the Territory, except to the extent such assignment or transfer does not conflict with or adversely affect any of the Licenses granted to BeiGene hereunder, or (ii) grant to any Third Party any license rights to any Licensed Patent Rights or Leap Know- How in the Territory if such license grant conflicts with any of the Licenses granted to BeiGene hereunder.

12.6        NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 12, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF LEAP OR BEIGENE; AND (B) ALL OTHER REPRESENTATIONS, AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

12.7        Compliance with Anti-Corruption Laws.

(a)          Notwithstanding anything to the contrary in this Agreement, each Party agrees that:

(i)           it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act, the “Anti-Corruption Laws”) that may be applicable to one or both Parties;

(ii)          it shall adhere to its own internal anti-corruption policies and Leap’s anti-corruption policies and shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii)         it will (A) promptly provide written notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement of which it becomes aware; and (B) no later than forty-five (45) days following the end of each Calendar Year, verify in writing that to the best of its knowledge, there have been no violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement, or shall provide details of any exception to the foregoing; and

(iv)         it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 12.7, and upon request of the other Party, up to one time per Calendar Year and upon reasonable advance notice, shall provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 12.7.

(b)         Each Party represents and warrants that, to its knowledge, neither such Party nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:

(i)           has taken any action in violation of any applicable Anti-Corruption Laws; or

(ii)          has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(1)        influencing any act or decision of any Public Official in his or her official capacity;

(2)        inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(3)        securing any improper advantage; or

(4)        inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

(c)          Each Party further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, is a Public Official.

(d)         For purposes of this Section 12.7, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

Article 13
INDEMNIFICATION

13.1        Indemnification by BeiGene. BeiGene shall indemnify and hold harmless Leap, its Affiliates, and their respective directors, officers, employees, contractors, agents and assigns (individually and collectively, the “Leap Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) to the extent arising from (a) the Development, manufacture or Commercialization of the Licensed Products by or on behalf of BeiGene or any of its Affiliates or sublicensees, including product liability Claims, in the Territory, (b) BeiGene’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in each case, with respect to the Licensed Products in the Territory, (c)  the gross negligence or willful misconduct of BeiGene or its Affiliates or sublicensees, (d) BeiGene’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (e) the failure of BeiGene or its Affiliates or sublicensees to abide by any Applicable Laws, in each case of clauses (a) through (e) above, except to the extent such Losses or Claims arise out of an Leap Indemnitee’s gross negligence or willful misconduct, breach of this Agreement, or material failure to abide by any Applicable Laws.

13.2        Indemnification by Leap. Leap shall indemnify and hold harmless BeiGene, its Affiliates, and their directors, officers, employees, contractors, agents and assigns (individually and collectively, the “BeiGene Indemnitee(s)”) from and against all Losses incurred in connection with Claims against such BeiGene Indemnitee to the extent arising from (a) the Development, manufacture or Commercialization of the Licensed Products by or on behalf of Leap or any of its Affiliates or sublicensees (not including BeiGene or its Affiliates or sublicensees) including product liability Claims, outside the Territory, (b) the Development or manufacture of the Licensed Products by or on behalf of Leap or any of its Affiliates or sublicensees (not including BeiGene or its Affiliates or sublicensees) in the Territory as contemplated by this Agreement, (c) Leap’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in any case, with respect to the Licensed Products, (d) the gross negligence or willful misconduct of Leap or its Affiliates hereunder, (e) Leap’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (f) failure of Leap or its Affiliates to abide by any Applicable Laws in its performance hereunder, in each case of clauses (a) through (f) above, except to the extent such Losses or Claims arise out of any of a BeiGene Indemnitee’s gross negligence or willful misconduct, breach of this Agreement or material failure to abide by any Applicable Laws.

13.3        Indemnification Procedure. If either Party is seeking indemnification under Sections 13.1 or 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within ten (10) Business Days after receiving written notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree as to the application of Section 13.1 or 13.2 as to any Claim, pending resolution of the dispute pursuant to Section 16.5, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to Claim indemnification from the other Party in accordance with Section 13.1 or 13.2 upon resolution of the underlying Claim.

13.4        Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary in order to mitigate any Losses (or potential losses or damages) under this Article 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5        Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY.

13.6        Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold in the Territory and/or outside of the Territory. All such insurance coverage may be maintained through a self-insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy; provided, however, that the other Party will provide to the requesting Party a letter(s) affirming appropriate self-insurance and/or a certificate of insurance evidencing such coverage in accordance with this Agreement. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter, and, if applicable, will provide certificates and/or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.96

96 Competitive Information – Commercially Sensitive Terms.

Article 14
INTELLECTUAL PROPERTY

14.1        Inventions.

(a)         Ownership. As between the Parties, BeiGene will solely own all Inventions conceived and first reduced to practice solely by employees or agents of BeiGene or any of its Affiliates (“BeiGene Inventions”) and Leap will solely own all Inventions conceived and first reduced to practice solely by employees or agents of Leap or any of its Affiliates (“Leap Inventions”). Inventions conceived and first reduced to practice jointly by employees or agents of BeiGene and Leap or their respective Affiliates (“Joint Inventions”) will be jointly owned, with each Party having the right to freely practice and license any such jointly-owned Inventions without accounting to the other, subject to the terms of the Agreement. Notwithstanding the foregoing, Leap agrees that any Inventions (i) that cover a modification or improvement to the composition of the BeiGene Drug, or (ii) that cover a new method of using or administering the BeiGene Drug as a single agent or in combination with any drug (“BeiGene Drug Inventions”) will be and are hereby assigned to BeiGene, and BeiGene shall be the exclusive owner of any such BeiGene Drug Inventions. Leap will (a) cooperate fully in obtaining patent and other proprietary protection for any patentable or protectable BeiGene Drug Inventions, in the name of BeiGene and [***]; and (b) execute and deliver all requested applications, assignments, and other documents and take such other measures as BeiGene reasonably requests, in order to perfect and enforce BeiGene’s rights in the BeiGene Drug Inventions.

(b)         Disclosure. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.

(c)          Joint Inventions. Subject to the rights granted under and the restrictions set forth in this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit any Joint Inventions (or any Patent Rights claiming the same, “Joint Patent Rights”), by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.

14.2        Patent Prosecution.

(a)         Licensed Patent Rights.

(i)            Subject to Section 14.2(c), as between the Parties, Leap shall have the right to control the Patent Prosecution of all Licensed Patent Rights at Leap’s expense outside of the Territory or outside of the Field, and as between the Parties and subject to Section 14.5, BeiGene shall have the right to control the Patent Prosecution of all Licensed Patent Rights [***] in the Field in the Territory.97

(ii)           BeiGene shall provide Leap with a reasonable opportunity to consult with BeiGene regarding such Licensed Patent Rights in the Field in the Territory and keep Leap reasonably informed of the Patent Prosecution of the Licensed Patent Rights in the Field in the Territory. BeiGene shall provide Leap with a reasonable opportunity to review and comment on material communications from any patent authority regarding such Licensed Patent Rights in the Field in the Territory and drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Further, BeiGene shall notify Leap of any decision to cease Patent Prosecution or maintenance of any Licensed Patent Rights in the Territory. BeiGene will consider Leap’s comments on Patent Prosecution in good faith but will have final decision-making authority under this Section 14.2(a)(ii).

(b)         BeiGene Patent Rights. As between the Parties, BeiGene shall have the sole right to control the Patent Prosecution of all BeiGene Patent Rights and Patent Rights in the BeiGene Drug Inventions throughout the world, [***].98

97 Competitive Information – Commercially Sensitive Terms.

98 Competitive Information – Commercially Sensitive Terms.

(c)          Joint Patent Rights. In the event that any jointly-owned Invention is created hereunder, at either Party’s request, the Parties shall discuss a mutually acceptable filing and prosecution strategy for any Joint Patent Rights; provided that absent such agreement, BeiGene shall control the Patent Prosecution of any Joint Patent Rights in the Field in the Territory and Leap shall control the Patent Prosecution of any Joint Patent Rights outside of the Territory and outside of the Field, as set forth in this Section 14.2(c). Unless the Parties agree in writing on an alternative arrangement, BeiGene shall be responsible for all of its costs of Patent Prosecution of Joint Patent Rights in the Field in the Territory and Leap shall be responsible for all of its costs of Patent Prosecution outside of the Territory or outside of the Field. With respect to Joint Patent Rights to be filed in the Field in the Territory, BeiGene shall (A) consult with Leap regarding such Joint Patent Rights, and any amendment, submission or response with respect to such Joint Patent Rights and keep Leap reasonably informed of the Patent Prosecution of the Joint Patent Rights, and (B) provide Leap with all material correspondence received from any patent authority in connection therewith in sufficient time to allow for review and comment by Leap. Further, BeiGene shall notify Leap of any decision to cease Patent Prosecution of any Joint Patent Rights in the Territory. BeiGene will consider Leap’s comments on Patent Prosecution in good faith but will have final decision-making authority in the Territory under this Section 14.2(c).

(d)         Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 14.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(e)          Abandonment. If BeiGene decides to cease the Patent Prosecution, or to allow to lapse, any Licensed Patent Rights in the Field in the Territory or any Joint Patent Rights in the Field in the Territory, BeiGene shall inform Leap of such decision promptly and, in any event, so as to provide Leap a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region. Leap shall have the right, but not the obligation, to assume responsibility for continuing the Patent Prosecution of such Patent Rights in Leap’s name (or both Parties’ names, with respect to Joint Patent Rights), [***], through patent counsel or agents of its choice and, to the extent that Leap assumes such responsibility, BeiGene shall promptly deliver to Leap copies of all necessary files related to any Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Leap to assume such Patent Prosecution activities, at Leap’s request and expense.99

14.3        Patent Enforcement.

(a)          Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of (i) any of the Licensed Patent Rights or Joint Patent Rights in the Territory or (ii) any of the BeiGene Patent Rights in the Territory, which infringement of such BeiGene Patent Rights adversely affects or is reasonably expected to adversely affect any Licensed Product in the Field in the Territory, and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Licensed Patent Rights or Joint Patent Rights in the Field in the Territory or any such BeiGene Patent Rights in the Territory (collectively “Product Infringement”). For clarity, Product Infringement excludes any adversarial Patent Prosecution proceedings.100

99 Competitive Information – Commercially Sensitive Terms.

100 Competitive Information – Commercially Sensitive Terms.

(b)         Enforcement Rights.

(i)           BeiGene shall have the first right to bring and control any legal action to enforce Licensed Patent Rights or Joint Patent Rights against any Product Infringement in the Territory [***] as it reasonably determines appropriate; provided, that: (A) BeiGene shall discuss with Leap such Product Infringement, the enforcement of Licensed Patent Rights or Joint Patent Rights against any Product Infringement in the Field in the Territory and any reasonable rationale that Leap may have for BeiGene not pursuing such enforcement action and BeiGene shall consider in good faith the interests of Leap in such enforcement of the Licensed Patent Rights and/or Joint Patent Rights; (B) BeiGene shall keep Leap reasonably informed about such enforcement; (C) BeiGene shall not take any position with respect to, or compromise or settle, any such Product Infringement in any way that materially and adversely affects the scope, validity or enforceability of any Licensed Patent Rights or Joint Patent Rights in the Territory, without the prior consent of Leap, which consent shall not be unreasonably withheld, delayed or conditioned; and (D) if BeiGene does not intend to prosecute or defend a Product Infringement, or ceases to diligently pursue an enforcement with respect to such a Product Infringement, it shall promptly inform Leap in such a manner that such enforcement will not be prejudiced and Section 14.3(b)(ii) shall apply.101

(ii)          If BeiGene or its designee fails to abate such Product Infringement in the Field in the Territory or to file an action to abate such Product Infringement in the Field in the Territory within [***] after a written request from Leap to do so, or if BeiGene discontinues the prosecution of any such action after filing without abating such Product Infringement, then Leap shall have the right to enforce the Licensed Patent Rights or Joint Patent Rights, as applicable, against such Product Infringement in the Field in the Territory at its sole expense as it reasonably determines appropriate and shall keep BeiGene reasonably informed with respect to any such enforcement action; provided that (A) if BeiGene provides a reasonable rationale for not pursuing or continuing to pursue such Product Infringement (including a substantive concern regarding counter-claims by the infringing Third Party), Leap shall not pursue any action against such Product Infringement, and BeiGene and Leap shall discuss in good faith whether to consider the appropriate steps to be taken to address BeiGene’s concerns as well as the effect of such Product Infringement on Leap and (B) Leap shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Licensed Patent Rights or Joint Patent Rights in the Field in the Territory without the prior written consent of BeiGene, which consent shall not be unreasonably withheld, delayed or conditioned.102

(iii)         BeiGene shall have the sole right to bring and control any legal action to enforce BeiGene Patent Rights against any Product Infringement in the Territory [***] as it reasonably determines appropriate, and shall keep Leap reasonably informed with respect to any such legal action.103

(iv)         BeiGene shall not have the right to enforce any Licensed Patent Rights or Joint Patent Rights outside of the Territory or outside the Field. Leap shall have the sole right to enforce any Licensed Patent Rights or Joint Patent Rights outside of the Territory or outside of the Field.

(c)         Cooperation. At the request of the Party bringing an action related to Product Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at each such Party’s sole cost and expense.

(d)         Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Product Infringement in the Territory will first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel) (provided that if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party); and with respect to any remaining proceeds, (i) the Parties shall negotiate in good faith an appropriate allocation of such remaining proceeds to reflect the economic interests of the Parties under this Agreement with respect to such Product Infringement and (ii) unless otherwise agreed in subsection (i), [***] of such remaining proceeds will be allocated to the enforcing Party and [***] of such remaining proceeds will be allocated to the non-enforcing Party.104

101 Competitive Information – Commercially Sensitive Terms.

102 Competitive Information – Commercially Sensitive Terms.

103 Competitive Information – Commercially Sensitive Terms.

14.4        Infringement of Third Party Rights.

(a)         Notice. If any Licensed Product used or sold by BeiGene, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any Patent Rights or other intellectual property rights in the Territory that are owned or controlled by such Third Party, BeiGene shall promptly notify Leap within [***] after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof), including, if applicable, a certified translation into English, received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.105

(b)         Defense. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Licensed Products in the Field in the Territory, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties; provided, that, unless otherwise agreed by the Parties, BeiGene will have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim at [***]; provided that (i) BeiGene will discuss in good faith and coordinate with Leap in connection therewith and BeiGene will consider in good faith and reasonably address Leap’s input and comments with respect thereto and (ii) BeiGene will not, without the consent of Leap, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (A) impose any liability or obligation on Leap, (B) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights of Leap with respect to the Licensed Products outside of the Territory or outside of the Field, or (C) otherwise adversely affect the rights of Leap with respect to the Licensed Products outside of the Territory or outside of the Field. Notwithstanding the foregoing, Leap shall have the right to participate, at its sole cost and expense and with counsel of its choice, in the defense of any claim that is controlled by BeiGene pursuant to this Section 14.4(b).106

14.5        Patent Rights Licensed from Third Parties. Each Party’s rights under this Article 14 with respect to the prosecution and enforcement of any Licensed Patent Rights that is licensed by Leap from a Third Party, including under the Third Party In-Licensing Agreement, shall be subject to the rights of such Third Party to prosecute and enforce such Patent Rights.

14.6        Patent Term Extensions. BeiGene will reasonably cooperate with Leap, including providing reasonable assistance to Leap in its efforts to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Territory, where applicable to Licensed Patent Rights, including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in connection with any Licensed Product. Notwithstanding anything to the contrary contained herein, if elections with respect to obtaining such patent term restoration or supplemental protection certificates or the like or their equivalents in the Territory are to be made in connection therewith, the Parties will mutually agree upon the election. In the event that the Parties are unable to agree upon the election, Leap shall have the right to make the election in its discretion.

104 Competitive Information – Commercially Sensitive Terms.

105 Competitive Information – Commercially Sensitive Terms.

106 Competitive Information – Commercially Sensitive Terms.

14.7        Product Trademarks. Subject to Section 8.3(c), BeiGene shall have the right to brand Licensed Products in the Territory using trademarks, logos, and trade names it determines appropriate for such Licensed Products, which may vary by country or region or within a country or region (the “Product Marks”); provided, however, that BeiGene shall provide Leap with a reasonable opportunity to review and provide comments on each proposed Product Mark, shall give due consideration to Leap’s comments before selecting any Product Mark, and shall not use any trademarks or house marks of Leap (including Leap’s corporate name) or any trademark confusingly similar thereto without Leap’s prior written consent. BeiGene shall own all rights in the Product Marks in the Territory (excluding any such marks that include, in whole or part, any corporate name or logos of Leap or its Affiliates or sublicensees) and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary, [***].107

14.8        Patent Marking. BeiGene shall mark all Licensed Products in accordance with Applicable Laws, including the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same. To the extent permitted by Applicable Laws, BeiGene shall indicate on the product packaging, advertisement and promotional materials that such Licensed Product is in-licensed from Leap.

Article 15
TERM AND TERMINATION

15.1        Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until the earlier of: (i) [***] after the end of the Option Period, if BeiGene has not exercised the Option and paid the Option Exercise Fee by such date; and (ii) on a country-by-country and Licensed Product-by-Licensed Product basis, the expiration of the Royalty Term applicable to such Licensed Product in such country (the “Term”). On a country-by-country basis, upon the expiration of the Royalty Term, the License in such country shall become fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive; provided, that, any remaining Development Milestone Events or Commercialization Milestones Events that are achieved with respect to a Licensed Product after such expiration shall be and remain subject to BeiGene’s obligation to pay the corresponding Development Milestone Payments or Commercialization Milestone Payments (as applicable) in accordance with Section 9.2 and 9.3, which shall survive such expiration.108

15.2        Termination

(a)          Termination by BeiGene for Convenience. At any time, BeiGene may terminate this Agreement by providing written notice of termination to Leap, which notice includes an effective date of termination at [***] after the date of the notice.109

(b)         Termination for Material Breach.

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108 Competitive Information – Commercially Sensitive Terms.

109 Competitive Information – Commercially Sensitive Terms.

(i)            If either BeiGene or Leap is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach (a “Breach Notification”). If the Party receiving a Breach Notification fails to cure, or fails to dispute, that material breach on or before [***] from the date of the Breach Notification, the Party delivering the Breach Notification may terminate this Agreement.110

(ii)           If the allegedly breaching Party disputes in good faith the existence, materiality, or cure of the applicable material breach and provides written notice of such dispute to the other Party within the [***] period set forth above, then the matter will be addressed under the dispute resolution provisions in Section 16.5 and the termination will not become effective unless and until it has been determined under Section 16.5 that the allegedly breaching Party is in material breach of any of its obligations under this Agreement and has failed to cure the same. During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.111

(c)          Termination for Patent Challenge. Leap may terminate this Agreement upon [***] written notice to BeiGene in the event that BeiGene or its Affiliates challenges or contests, or materially assists any other person to challenge or contest, the validity or enforceability of any of the Licensed Patent Rights, unless, prior to the expiration of such [***], BeiGene or its Affiliates withdraws such challenge or contest; provided, however, that Leap shall not be entitled to terminate this Agreement if BeiGene or its Affiliates so challenges the Licensed Patent Rights in connection with defense, cross-claim or counterclaim to an action brought by Leap or its Affiliates with respect to a product other than a Licensed Product; and further provided that Leap shall not be entitled to terminate this Agreement if the challenge was initiated by an Affiliate of BeiGene prior to such Affiliate being an Affiliate of BeiGene (e.g., through an acquisition or other change of control).112

(d)         Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.113

(e)          Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any milestone event is achieved under Section 9.2 or 9.3 or royalty payments become payable under Section 9.5 during the termination notice period, the corresponding milestone payment or royalty payment, as applicable, is accrued and BeiGene shall remain responsible for the payment of such milestone payment or royalty payment, as applicable, even if the due date of such milestone payment or royalty payment, as applicable, may come after the effective date of the termination.

110 Competitive Information – Commercially Sensitive Terms.

111 Competitive Information – Commercially Sensitive Terms.

112 Competitive Information – Commercially Sensitive Terms.

113 Competitive Information – Commercially Sensitive Terms.

15.3     Effect of Termination. Except as provided in Section 15.4, if this Agreement is terminated the following shall apply:

(a)     License Grant to BeiGene. The License and all other rights granted by Leap to BeiGene under the Licensed IP pursuant to this Agreement shall terminate.

(b)     License Grants to Leap. The licenses granted by BeiGene to Leap pursuant to Section 2.4 shall continue following the effective date of termination and, except as otherwise provided in this Section 15.3, all other rights and licenses granted by BeiGene to Leap pursuant to this Agreement shall terminate.

(c)     Sublicenses. If the License granted to BeiGene terminates as a result of a termination of this Agreement with respect to one or more Licensed Products or in its entirety, the terms of this Section 15.3(c) will apply with respect to any sublicense agreement existing as of the effective date of such termination, but only if the applicable sublicensee did not contribute to any material breach of this Agreement that was the cause of the termination by Leap of this Agreement and is not otherwise in material breach of the applicable sublicense agreement at such time: (i) all of such sublicensee’s obligations under the applicable sublicense agreement to BeiGene will remain in effect as obligations to Leap and will be enforceable solely by Leap as a third party beneficiary, and, in the case of any sublicensee that is not a party to a sublicense agreement with BeiGene, all of such sublicensee’s obligations under the applicable sublicense agreement with the applicable sublicensor of such sublicensee shall remain in full force and effect in accordance with their respective terms; (ii) such sublicensee’s rights under the sublicense agreement that do not exceed and are consistent with Leap’s obligations to BeiGene under this Agreement, whether in scope, duration, nature or otherwise, will survive termination; provided, that, the foregoing will in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such sublicensee; and (iii) all of BeiGene’s rights under such sublicense agreement will remain in effect, may be exercised solely by Leap and will inure to the exclusive benefit of Leap.

(d)     Negotiation of License. [***].114

(e)     Regulatory Submissions. Upon Leap’s written request to the extent delivered on or before the effective date of termination or within [***] thereafter, BeiGene shall provide Leap with copies of all Regulatory Submissions for Licensed Products in the Territory. To the extent permissible under Applicable Law and commercially feasible, BeiGene shall assign to Leap or shall provide Leap with a right of reference with respect to such Regulatory Submissions, as Leap determines at its reasonable discretion, [***]. In addition, upon Leap’s written request, BeiGene shall, [***], provide to Leap copies of all material related documentation, including material non-clinical, preclinical and clinical data that are held by or reasonably available to BeiGene, its Affiliates or sublicensees. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that Leap will assume all safety and safety database activities no later than [***] after termination.115

(f)     Trademarks. BeiGene shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to Leap, at no cost to Leap, all Product Marks relating to any Licensed Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of BeiGene or its Affiliates or sublicensees). Leap and its Affiliates and licensees shall have the right to use other identifiers specific to any Licensed Product (e.g., BeiGene compound identifiers). BeiGene shall also transfer to Leap any in-process applications for generic names for any Licensed Product.

114 Competitive Information – Commercially Sensitive Terms.

115 Competitive Information – Financial Provisions and Commercially Sensitive Terms.

(g)     Inventory. At Leap’s election and request, BeiGene shall transfer to Leap or its designee some or all inventory of Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of BeiGene, its Affiliates or sublicensees; provided that, Leap will pay BeiGene a price [***] for such transferred Licensed Products (if manufactured by Leap) or at BeiGene’s Manufacturing Cost (if manufactured by BeiGene).116

(h)     Wind Down and Transition. BeiGene shall be responsible, [***], for the wind-down of BeiGene’s and its Affiliates’ and, subject to Section 15.3(c), its sublicensees Development, manufacture and Commercialization activities for Licensed Products. BeiGene shall, and shall cause its Affiliates and, subject to Section 15.3(b), its sublicensees to, reasonably cooperate with Leap to facilitate orderly transition of the Development, manufacture and Commercialization of Licensed Products to Leap or its designee, including (i) [***] or, to the extent any such [***]; and (ii) [***] (i), [***].117

(i)     Ongoing Clinical Trial. If, at the time of such termination, BeiGene or its Affiliates are conducting any Clinical Trials, then, at Leap’s election on a Clinical Trial-by-Clinical Trial basis to the extent delivered on or before the effective date of termination or within the [***] period immediately thereafter: (i) [***]; and (ii) [***] under clause (i) above.118

(j)     Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to any Licensed Product that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that, the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

15.4     Termination by BeiGene for Breach.

(a)     Notwithstanding anything to the contrary in this Article 15, if BeiGene has the right to terminate this Agreement pursuant to Section 15.2(b) then, at BeiGene’s option (which may be exercised by BeiGene by written notice to Leap within [***] of the date of delivery by BeiGene of the notice of termination), (i) BeiGene may elect [***], in which case the rights and obligations of the Parties under this Agreement shall [***], including the License granted by Leap to BeiGene pursuant to Section 2.2, and BeiGene shall have the right to off-set any actual damages that BeiGene suffered as a direct result of the uncured material breach by Leap described in the Breach Notification against the right of Leap to receive the milestone and royalty payments pursuant to Article 9; provided that Leap’s rights and BeiGene’s obligations under Sections 3.2 and 8.3 [***]; or (ii) BeiGene may elect to [***], in which case (A) Leap will be responsible for the [***]; (B) the licenses granted by BeiGene to Leap pursuant to Section 2.4 shall terminate, and (C) the provisions of Section 15.3(d) shall terminate. In the case of Subsection (a)(ii) above, BeiGene will invoice Leap [***] for the [***] incurred by or on behalf of BeiGene in such [***], and Leap will pay the invoiced amounts within [***] after the date of any such invoice.119

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15.5     Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1 (as applicable), Article 10, Article 11, Article 13, Article 14 and Article 16 (as applicable), and Sections 2.6, 5.9 (with respect to Leap’s use rights), 5.10 (with respect to responsibility for subcontractors), 6.3 (with respect to Leap’s right of reference thereunder), 9.10, 12.6, 15.1, 15.3, 15.4, 15.5 and 15.6 shall survive the expiration or termination of this Agreement.

15.6     Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 16
MISCELLANEOUS

16.1     Assignment. Except as provided in this Section 16.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without the written consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party and (a) BeiGene may, without the written consent of Leap, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger or consolidation or similar transaction; and (b) Leap may, without the written consent of BeiGene, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 16.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any permitted assignment of this Agreement shall not operate to release the assigning Party from any of its obligations under this Agreement unless the Parties otherwise agree in writing.

16.2     Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates by providing written notice to the other Party. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations. The Party extending the rights and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

16.3     Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

16.4     Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

119 Competitive Information – Commercially Sensitive Terms.

16.5     Dispute Resolution.

(a)     If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through good faith discussions, within [***] of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional [***] after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) (or any successor entity thereto) pursuant to its arbitration rules and procedures then in effect (the “Rules”), as modified in this Section 16.5.120

(b)     The arbitration shall be conducted by a tribunal of arbitrators experienced in the business of pharmaceuticals (including biologicals). The tribunal shall be compromised of three (3) arbitrators, one of whom shall be nominated by each Party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two party-nominated arbitrators. If the two party-nominated arbitrators do not nominate the third arbitrator within [***] of the second arbitrator’s appointment, then the third arbitrator shall be appointed by the ICC Court. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within [***] after initiation of arbitration, the Parties shall select the arbitrators. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.121

(c)     Prior to the arbitrators being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrators have been selected, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators. Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators agree otherwise.

(d)     Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrators may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

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(e)     As used in this Section 16.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

16.6     Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto. If any such failure or delay in a Party’s performance hereunder continues for more than [***], the other Party may terminate this Agreement upon written notice to the delayed Party.122

16.7     Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.8     Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Leap and BeiGene, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

16.9     Notices.  All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Leap:Leap Therapeutics, Inc.

47 Thorndike Street, Suite B1-1

Cambridge, MA 02141 USA

Attention: [***]123

Tel: [***]124

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E-mail address: [***]125

With a copy to:

[***]126

Morgan Lewis & Bockius L.L.P.

One Federal Street

Boston, MA 02110

If to BeiGene:

BeiGene, Ltd.

c/o     Mourant Ozannes Corporate Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

PO Box 1348

Grand Cayman, KY1-1108,

Cayman Islands

Attention: [***]127

Fax: [***]128

E-mail address: []

With copies to:

BeiGene, Ltd.

55 Cambridge Parkway, Suite 700W

Cambridge, MA 02142

Attn: [***]129

Tel: [***]130

E-mail address: [***]131

16.10     Further Assurances.  BeiGene and Leap hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

16.11     Compliance with Law.  Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

16.12     No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

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16.13     Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Confidentiality Agreement between Leap and BeiGene dated [***].132

16.14     Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.15     Expenses.  Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

16.16     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

16.17     Construction.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

16.18     Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.19     Export.  Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

16.20     Notification and Approval.  In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. BeiGene will be responsible for any and all costs, expenses, and filing fees associated with any such filing.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

LEAP THERAPEUTICS, INC.

By:	/s/ Christopher Mirabelli
Name: Christopher Mirabelli, Ph.D.
Title: President and Chief Executive Officer

BEIGENE, LTD.

By:	/s/ Scott A. Samuels
Name: Scott A. Samuels, Esq.
Title: Senior Vice President, General Counsel

List of Exhibits

Exhibit A:	Initial Development Plan

Exhibit B:	Global Development Plan

Schedule 12.2(a)	Licensed Patent Rights

Exhibit A-1

EXHIBIT A
INITIAL DEVELOPMENT PLAN

[***]133

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EXHIBIT B
GLOBAL DEVELOPMENT PLAN

[***]134

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Schedule 12.2(a)

LICENSED Patent RIghts

[***]135

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